EXECUTION COPY
                                                                  --------------



                            SHARE EXCHANGE AGREEMENT

                                      Among

                               THE RUGBY GROUP PLC

                                    CRANE CO.

                                       and

                         HUTTIG BUILDING PRODUCTS, INC.

                          Dated as of October 19, 1999

                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----

ARTICLE 1      CERTAIN DEFINITIONS                                             3
     1.1  Certain Definitions                                                  3

ARTICLE 2      THE TRANSACTIONS                                                6
     2.1  Preliminary Actions                                                  6
     2.2  Share Exchange                                                       6
     2.3  Simultaneous Transactions                                            7
     2.4  Closing                                                              7
     2.5  Deliveries at the Closing                                            7

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF
               PARENT AND THE COMPANY                                          9
     3.1  Organization and Qualification; Subsidiaries                         9
     3.2  Certificate of Incorporation and By-Laws                             9
     3.3  Capitalization                                                      10
     3.4  Authority                                                           11
     3.5  No Conflict                                                         11
     3.6  Required Filings and Consents                                       11
     3.7  Permits; Compliance with Law                                        12
     3.8  SEC Filings; Financial Statements                                   13
     3.9  Absence of Certain Changes or Events                                14
     3.10 Employee Benefits                                                   15
     3.11 Employment and Labor Matters                                        16
     3.12 Contracts; Debt                                                     17
     3.13 Litigation                                                          17
     3.14 Environmental Matters                                               17
     3.15 Intellectual Property                                               17
     3.16 Taxes                                                               19
     3.17 Brokers                                                             19
     3.18 Certain Statutes                                                    20
     3.19 Vote Required                                                       20
     3.20 Investment                                                          20
     3.21 No Existing Discussions                                             20
     3.22 Title to Assets                                                     20

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF RUBY                         21
     4.1  Organization and Qualification; Subsidiaries                        21
     4.2  Certificate of Incorporation and By-Laws                            22
     4.3  Capitalization                                                      22
     4.4  Authority                                                           22
     4.5  No Conflict                                                         23
     4.6  Required Filings and Consents                                       24
     4.7  Permits; Compliance with Law                                        24
     4.8  SEC Filings; Financial Statements                                   24
     4.9  Absence of Certain Changes or Events                                25
     4.10 Employee Benefits                                                   26
     4.11 Employment and Labor Matters                                        27
     4.12 Contracts; Debt                                                     28
     4.13 Litigation                                                          28
     4.14 Environmental Matters                                               28
     4.15 Intellectual Property                                               28
     4.16 Taxes                                                               29
     4.17 Brokers                                                             29
     4.18 Certain Statutes                                                    30
     4.19 Vote Required                                                       30
     4.20 Investment                                                          30
     4.21 No Existing Discussions                                             30
     4.22 Title to Assets                                                     30

ARTICLE 5      COVENANTS                                                      31
     5.1  Conduct of Business of the Company                                  31
     5.2  Conduct of Business of Rugby USA                                    33
     5.3  Other Actions                                                       36
     5.4  Notification of Certain Matters                                     36
     5.5  SEC Filings                                                         36
     5.6  Stockholders' Meeting                                               38
     5.7  Access to Information; Confidentiality                              38
     5.8  Employee Benefits Matters                                           38
     5.9  Directors' and Officers' Indemnification and Insurance              39
     5.10 Reasonable Best Efforts                                             40
     5.11 Consents; Filings; Further Action                                   40
     5.12 Company Rights Plan                                                 41
     5.13 Public Announcements                                                41
     5.14 Stock Exchange Listing                                              42
     5.15 Expenses                                                            42
     5.16 Retention of Records; Cooperation in Litigation                     42
     5.17 Corporate Name                                                      42
     5.18 Intercompany Agreements                                             43

     5.19 Officers and Directors of the Company                               43
     5.20 Exclusivity                                                         43
     5.21 Best Efforts                                                        44
     5.22 Tax Payment                                                         44
     5.23 Return Filing and Preparation                                       44
     5.24 Tax Refunds                                                         44

ARTICLE 6      CONDITIONS TO CLOSING                                          44
     6.1  Conditions Precedent to Obligation of Parent
          to Consummate the Spin-Off                                          44
     6.2  Conditions Precedent to Obligations of the Company and Rugby        45
     6.3  Additional Conditions Precedent to Obligations of Rugby             46
     6.4  Additional Conditions Precedent to Obligations of the Company       47

ARTICLE 7      INDEMNIFICATION                                                47
     7.1  By Rugby                                                            47
     7.2  By Parent                                                           48
     7.3  Notice of Claim                                                     48
     7.4  Third Party Claims                                                  48
     7.5  Subrogation                                                         49
     7.6  Offset                                                              49

ARTICLE 8      TERMINATION                                                    49
     8.1  Termination                                                         49
     8.2  Effect of Termination                                               51
     8.3  Expenses Following Certain Termination Events                       51

ARTICLE 9      BOARD ACTIONS                                                  52
     9.1  Rugby Board Actions                                                 52
     9.2  Parent Board Actions                                                52

ARTICLE 10     MISCELLANEOUS                                                  53
     10.1 Survival                                                            53
     10.2 Waiver                                                              53
     10.3 Assignment                                                          54
     10.4 Notices                                                             55
     10.5 Governing Law, Venue and Waiver of Jury Trial                       55
     10.6 Further Assurances                                                  56
     10.7 Severability                                                        56
     10.8 Counterparts                                                        56
     10.9 Construction                                                        56
     10.10 Entire Agreement; Amendment                                        56
     10.11 No Third Party Beneficiaries                                       57

EXHIBITS
--------

Exhibit A      Crane Fund Letter Agreement
---------

Exhibit B      Form of Registration Rights Agreement
---------

Exhibit C      Form of Transition Services Agreement
---------

Exhibit D      Form of Company Rights Plan
---------

Exhibit E      Form of Distribution Agreement
---------

Exhibit F      Form of Tax Allocation Agreement
---------

Exhibit G      Form of Employee Matters Agreement
---------

ANNEXES
-------

Annex 1        Excluded Assets and Liabilities of Rugby USA
-------

Annex 2        Manner of disposition of Excluded Assets and Liabilities
-------

Annex 3        List of persons for purposes of determining Knowledge
-------

Annex 4        Terms and conditions of Company's use of the "Rugby Building
-------        Products" name

Annex 5A       Certain liabilities of Rugby USA
--------

Annex 5B       Certain liabilities of the Company
--------

                        Index of Additional Defined Terms

Terms                                                            Sections
-----                                                            --------

Acquisitions Facility                                            Recital (h)
Acquisition Funding Amount                                       1.1
Acquisition Notes                                                Recital (c)
Acquisition Notes Repayment                                      Recital (c)
Additional SEC Documents                                         5.5(a)
Affiliate                                                        1.1
Agreement                                                        Preamble
Amendment                                                        5.5(a)
Benefit Plan                                                     3.10(a)
Blue Sky Laws                                                    3.6
Business Day                                                     1.1
Circular                                                         5.6
Claim                                                            3.13
Claim Note                                                       7.3(b)
Closing                                                          2.4
Closing Date                                                     2.4
Code                                                             1.1
Company                                                          Preamble
Company Acquisition                                              3.21
Company Acquisition Proposal                                     5.20
Company Affiliate                                                3.10(a)
Company Common Stock                                             Recital (b)
Company Critical Computer Systems                                3.15(d)
Company Disclosure Letter                                     Article 3-Preamble
Company Employees                                                3.10(a)
Company Intellectual Property                                    3.15(b)
Company Parties                                                  7.1
Company Party                                                    7.1
Company Permits                                                  3.7
Company Plan                                                     3.10(a)
Company Plans                                                    3.10(a)
Company Restricted Stock                                         3.3(b)
Company Rights                                                   3.3(b)
Company Rights Plan                                              3.3(a)
Company Stock Plan                                               3.3(b)
Company Subsidiaries                                             3.1(a)
Company Year 2000 Plan                                           3.15(d)
Confidentiality Agreement                                        5.7(b)
Contract                                                         3.5(a)
Debt Financing                                                   1.1
Election Period                                                  7.4(a)

Environmental Claim                                              3.14
Environmental Compliance Costs                                   1.1
Environmental Laws                                               1.1
ERISA                                                            3.10(a)
Exchange                                                         Recital (b)
Exchange Act                                                     1.1
Excluded Assets and Liabilities                                  Recital (e)
Expenses                                                         8.3(a)
Financing Commitments                                            1.1
Form 10                                                          3.8(a)
GAAP                                                             3.8(b)
Governmental Authority                                           1.1
HSR Act                                                          3.6
Indemnified Party                                                7.3(a)
Indemnified Parties                                              5.9(a)
Indemnifying Party                                               7.3(a)
Intellectual Property                                            3.15(a)
Junior Preferred Stock                                           3.3(a)
Knowledge                                                        1.1
Law                                                              3.5(a)
Leases                                                           3.22
Letter Agreement                                                 Recital (i)
Liens                                                            3.3(c)
Loss                                                             1.1
Mark                                                             Annex 4
Material Adverse Effect on Rugby USA                             4.1(a)
Material Adverse Effect on the Company                           3.1(a)
Multiemployer Plan                                               3.10(d)
New Company Shares                                               2.2
Parent                                                           Preamble
Parent Board                                                     9.2
Parent Cash Amount                                               1.1
Parent Cash Repayment                                            2.1(g)
Parent Common Stock                                              3.3(a)
Parent Financial Advisor                                         3.17
Parent Note                                                      Recital (c)
Parent Note Repayment                                            Recital (c)
Parent Preferred Stock                                           3.3(a)
Parties                                                          Preamble
Party                                                            Preamble
Person                                                           1.1
Preliminary Actions                                              2.1(h)
Records                                                          5.16(a)
Registration Rights Agreement                                    Recital (i)
Representatives                                                  5.7(a)

Requisite Rugby Vote                                             4.4
Rugby                                                            Preamble
Rugby Board                                                      5.6
Rugby Cash Amount                                                1.1
Rugby Cash Distribution                                          2.1(e)
Rugby Disclosure Letter                                       Article 4-Preamble
Rugby Financial Advisors                                         4.17
Rugby Intercompany Amount                                        1.1
Rugby Note                                                       Recital (d)
Rugby Note Repayment                                             Recital (d)
Rugby Shareholders Meeting                                       5.6
Rugby Tax Amount                                                 1.1
Rugby USA                                                        Recital(b)
Rugby USA Acquisition                                            4.21
Rugby USA Acquisition Proposal                                   5.20
Rugby USA Affiliate                                              4.10(a)
Rugby USA Common Stock                                           Recital (b)
Rugby USA Credit Line Balance                                    2.1(h)
Rugby USA Critical Computer Systems                              4.15(c)
Rugby USA Employees                                              4.10(a)
Rugby USA Intellectual Property                                  4.15
Rugby USA Permits                                                4.7
Rugby USA Plan                                                   4.10(a)
Rugby USA Plans                                                  4.10(a)
Rugby USA Receivable Elimination                                 Recital (f)
Rugby USA Shares                                                 2.2
Rugby USA Subsidiaries                                           4.1(a)
Rugby USA Year 2000 Plan                                         4.15(c)
SEC                                                              3.8(a)
Securities Act                                                   1.1
SLB 4                                                            5.5(a)
Spin-Off                                                         Recital (a)
Spin-Off Agreements                                              7.2
Spin-Off Ruling                                                  1.1
Software                                                         3.15(a)
Subsidiary                                                       1.1
Superior Company Acquisition                                     9.2
Superior Rugby USA Acquisition                                   9.1
Takeover Statue                                                  3.18
Tax                                                              1.1
Taxes                                                            1.1
Tax Sharing Agreement Amounts                                    1.1
Technology                                                       3.15(a)
Term                                                             Annex 4

Termination Date                                                 8.1(c)
Territory                                                        Annex 4
Third Party Claim                                                7.4(a)
Transition Services Agreement                                    Recital (i)
Total Cash Amount                                                1.1
Working Capital Facility                                         Recital (h)
Year 2000 Compliant                                              3.15(d)
Year 2000 Compliance                                             3.15(d)

                            SHARE EXCHANGE AGREEMENT


         THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is entered into as of this 19th day of October, 1999 among The Rugby Group PLC, a company registered in England and Wales under company number 206971, and having its registered office at Crown House, Rugby, CV212DT England ("Rugby"), Crane Co., a Delaware corporation ("Parent"), and Huttig Building Products, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (the "Company"). Rugby, Parent and the Company are referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         a. The Board of Directors of each of Parent and the Company have determined that it is in the best interests of Parent, the Company and Parent's stockholders that, subject to the receipt of a Spin-Off Ruling from the Internal Revenue Service, and the satisfaction of certain other conditions precedent, Parent declare and make a dividend to its stockholders consisting of all of the outstanding common stock of the Company, such that the Company will become a separate publicly-held corporation owned directly by the stockholders of Parent to whom such dividend is made (the "Spin-Off").

         b. The Board of Directors of each of the Company and Rugby have determined that it is in the best interest of their respective corporations and stockholders that, subject to satisfaction of the terms and conditions specified in this Agreement, following the Spin-Off, Rugby contribute to the Company all of the outstanding Class A Common Shares, Class B Common Shares and Class C Common Shares, each having a par value of $50.00 per share (collectively, the "Rugby USA Common Stock") of Rugby's wholly-owned subsidiary, Rugby USA, Inc., a Georgia corporation ("Rugby USA"), and in exchange therefor, the Company issue to Rugby a number of new shares of common stock of the Company, par value $.01 per share ("Company Common Stock") as will constitute, after giving effect to such issuance, 32% of the issued and outstanding Company Common Stock, excluding, for purposes of calculating the 32%, the Company Restricted Stock (as defined below) (such transactions being referred to, collectively, as the "Exchange").

         c. Prior to completion of the Spin-Off, the Company will issue (i) a promissory note (the "Parent Note") to Parent in a principal amount equal to the Parent Cash Amount, in exchange for cancellation of a like principal amount outstanding under the Company's existing note in favor of Parent, and (ii) from time to time one or more promissory notes (the "Acquisition Notes") in the respective principal amounts of advances made by Parent to the Company to fund asset acquisitions by the Company (but not to exceed an aggregate principal amount of $15 million). Upon and simultaneous with the Exchange, the Company shall repay to Parent all amounts then owing under the Parent Note (the "Parent Note Repayment") and the Acquisition Notes (the "Acquisition Notes Repayment"), which amounts shall be in full satisfaction of all obligations with respect to all outstanding intercompany indebtedness owed by the Company to Parent.

         d. Prior to completion of the Exchange, Rugby USA will declare and make a distribution to Rugby consisting of a promissory note (the "Rugby Note"), payable by Rugby USA to Rugby, in a principal amount equal to the Rugby Cash Amount. Upon and simultaneous with completion of the Exchange, the Company shall, on behalf of Rugby USA (which then will be a wholly-owned subsidiary of the Company), repay all amounts then owing under the Rugby Note to Rugby, which amount shall be in full satisfaction of all obligations with respect to intercompany indebtedness owed by Rugby USA to Rugby (the "Rugby Note Repayment").

         e. Prior to and as a condition to completion of the Exchange, Rugby shall cause Rugby USA to dispose of the assets and liabilities described on Annex 1 attached hereto (the "Excluded Assets and Liabilities") in a manner described on Annex 2 attached hereto.

         f. Prior to completion of the Exchange, Rugby shall take all necessary actions to effect the elimination of the Rugby USA receivable from Rugby of up to $9.0 million in respect of the proceeds of the sale by Rugby USA of the stock of Pioneer Plastics Corporation without affecting the net cash balances of Rugby USA (the "Rugby USA Receivable Elimination").

         g. On the day prior to the Spin-Off, the Company will make the Parent Cash Repayment (as defined below). On the day prior to the Closing Date, Rugby USA will make the Rugby Cash Distribution (as defined below).

         h. Prior to completion of the Spin-Off, the Company shall use its best efforts to arrange financing reasonably satisfactory to Rugby with banks or other financing sources to provide at Closing (i) a working capital facility of $30 million or such other amount as the Board of Directors of the Company shall determine to be necessary or desirable for the Company (the "Working Capital Facility"), (ii) an acquisitions facility of $20 million or such other amount as the Board of Directors of the Company shall determine to be necessary or desirable for the Company, but not less than the Acquisition Funding Amount (as defined below) (the "Acquisitions Facility"), and (iii) a credit facility or other credit arrangements to fund the Parent Note Repayment and the Rugby Note Repayment.

         i. Simultaneous with the execution and delivery of this Agreement by the Parties, Rugby and the Crane Fund are entering into a letter agreement regarding certain matters relating to the governance of the Company (the "Letter Agreement"), which shall become effective only upon the completion of the Exchange A copy of the Letter Agreement is attached to this Agreement as Exhibit
A. At the Closing, Rugby and the Company shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") in the form attached to this Agreement as Exhibit B. At the Closing, Rugby and the Company shall enter into a Transition Services Agreement (the "Transition Services Agreement") in the form attached to this Agreement as Exhibit C.

         NOW, THEREFORE, in consideration of the promises and of the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereby agree as follows:


                                    ARTICLE 1

                               CERTAIN DEFINITIONS

         1.1 Certain Definitions. Capitalized terms not otherwise defined herein used in this Agreement shall, solely for purposes of this Agreement, the Annexes attached hereto, the Company Disclosure Letter and the Rugby USA Disclosure Letter, have the meanings ascribed to them in this Article 1. Capitalized terms defined elsewhere in this Agreement, in such Annexes and in such disclosure letters are set forth in an "Index of Defined Terms" immediately following the Table of Contents.

         "Acquisition Funding Amount" shall mean an amount equal to the aggregate amount of funds (but not to exceed $15 million), if any, provided to the Company by Parent by intercompany loan to fund certain asset acquisitions by the Company.

         "Affiliate" shall mean with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "Business Day" shall mean any day other than a day on which banks in the State of New York or in the United Kingdom are authorized or obligated to be closed.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Debt Financing" shall mean the Working Capital Facility, the Acquisitions Facility and the financing for the Total Cash Amount.

         "Environmental Compliance Costs" means any Losses necessary to cause a company's operations, real property, assets, equipment or facilities to be in compliance with any and all requirements of Environmental Laws or principles of common law relating to pollution, protection of the environment or health and safety.

         "Environmental Laws" means all Laws relating to pollution, protection of the environment, responsibility for investigation or remediation of contamination or damage to natural resources or health and safety.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Financing Commitments" shall mean commitments of banks or other financing sources reasonably acceptable to the Parent and Rugby to provide the Debt Financing.

         "Governmental Authority" shall mean, collectively, the United States, the United Kingdom, the European Union, any state, county, city, local, provincial or other United States, United Kingdom, European Union or other foreign political subdivision or any agency, commission, authority, tribunal, court or instrumentality of any of the foregoing or any self-regulatory body.

         "Knowledge" means, with respect to any Party, the actual knowledge of the individuals listed under the name of such Party on Annex 3 attached hereto.

         "Loss" shall mean, collectively, all debts, liabilities, losses, penalties, fines, assessments, settlements, judgments, costs (including, but not limited to, remediation costs) and expenses.

         "Parent Cash Amount" shall mean an amount equal to 68% of the Total Cash Amount.

         "Person" shall mean any individual, firm, partnership, association, corporation, limited liability company, trust, entity, public body or Governmental Authority.

         "Rugby Cash Amount" shall mean an amount equal to 32% of the Total Cash Amount.

         "Rugby Tax Amount" shall mean Rugby USA's estimated U.S. federal and state income taxes (within the meaning of Code Section 6655 and all similar state statutes and determined without regard to Code Section 338(h)(13)) for the period beginning January 1, 1999 and ending on the Closing Date.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and rules promulgated thereunder.

         "Spin-Off Ruling" shall mean a letter ruling from the U.S. Internal Revenue Service, in form and substance satisfactory to Parent in its reasonable judgment, substantially to the effect that the Spin-Off will be treated as a tax-free distribution by Parent under section 355 of the Code.

         "Subsidiary" of a specified Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity or of which the specified Person controls the management.

         "Tax" or "Taxes" means any and all taxes, duties, levies, imposts, or withholdings of any nature whatsoever (including, without limitation, income, franchise, gross receipts, sales, rental, use, turnover, value added, property (tangible or intangible), windfall profit, goods and services, excise and stamp taxes), together with any and all assessments, penalties, fines, additions and interest relating thereto, imposed by any taxing authority (domestic or foreign).

         "Tax Sharing Agreement Amounts" shall mean amounts, other than amounts being contested in good faith, required to paid on or before the date of this Agreement with respect to Taxes as a result of any tax sharing agreement or similar arrangement.

         "Total Cash Amount" shall mean the maximum amount of Company financing
(i) that is determined by Parent, when taken in combination with the Working Capital Facility and the Acquisitions Facility, to be consistent with a rating of not less than NAIC-2 for the Company's indebtedness and (ii) that is in fact available to be drawn down by the Company simultaneous with completion of the Exchange. It is the expectation of the Parties, but not a condition to the transactions contemplated hereunder, that the Total Cash Amount will be at least $100 million. The Parties also expressly acknowledge that the Total Cash Amount contemplated in the Financing Commitments may differ from the actual Total Cash Amount included in the Debt Financing at the Closing.

                                    ARTICLE 2

                                THE TRANSACTIONS

         2.1 Preliminary Actions. Subject to the terms and conditions set forth in this Agreement, prior to the consummation of the Exchange, the following actions shall be taken:

               (a) The Company shall obtain the Financing Commitments.

               (b) Parent shall cause the Company to issue the Parent Note.

               (c) Rugby shall cause Rugby USA to declare and make a distribution to Rugby consisting of the Rugby Note.

               (d) Rugby shall, and shall cause Rugby USA to, complete the disposition of the Excluded Assets and Liabilities in the manner set forth on Annex 2 to this Agreement.

               (e) Rugby shall effect the Rugby USA Receivable Elimination.

               (f) As promptly as practicable (but in no event more than five business days) following the satisfaction or waiver of all of the conditions set forth in Section 6.1, Parent shall establish a record date for purposes of determining the stockholders of Parent entitled to receive the Company Common Stock in the Spin-Off, declare the dividend of the Company Common Stock, notify the New York Stock Exchange, Inc. of such declaration and fix a date agreed to by Rugby upon which the Spin-Off will be consummated.

               (g) On the day prior to the date on which the Spin-Off is consummated, the Company will repay to Parent (the "Parent Cash Repayment") in reduction of outstanding intercompany indebtedness the Company's net cash balance on hand at the close of the business on such date.

               (h) On the day prior to the date on which the Exchange is consummated, Rugby USA will (i) make a distribution (the "Rugby Cash Distribution") to Rugby of Rugby USA's net cash balance on hand at the close of business on such date less any amount outstanding at such time under Rugby USA's existing third party working capital line of credit (the "Rugby USA Credit Line Balance"), and (ii) repay the Rugby USA Credit Line Balance.

The actions contemplated by this Section 2.1 of this Agreement shall be collectively referred to herein as the "Preliminary Actions."

         2.2 Share Exchange. Subject to the terms and conditions set forth in this Agreement, as soon as practicable following the consummation of the Spin-Off and simultaneous with the consummation of the transactions described in Section 2.3,
(a) Rugby shall transfer and assign to the Company, free and clear of all Liens, all of its right, title and interest in and to all issued and outstanding shares of Rugby USA Common Stock (the "Rugby USA Shares") and (b) Rugby shall subscribe for and the Company shall issue to Rugby, free and clear of all Liens, a number of shares of Company Common Stock that, after giving effect to the Exchange constitutes 32% of the issued and outstanding shares of Company Common Stock excluding, for purposes of calculating the 32%, the Company Restricted Stock (the "New Company Shares"), together with one Company Right for each New Company Share issued to Rugby.

         2.3 Simultaneous Transactions. Subject to the terms and conditions set forth in this Agreement, simultaneous with the consummation of the Exchange, the following transactions shall be consummated:

               (a) The Company shall consummate the Debt Financing.

               (b) The Company shall make the Parent Note Repayment and the Acquisition Notes Repayment by paying to Parent, by wire transfer pursuant to written wire transfer instructions provided to the Company by Parent, in immediately available funds, an amount equal to the Parent Cash Amount plus the Acquisition Funding Amount and thereupon the Parent Note and the Acquisition Notes, having been fully satisfied, shall be canceled and all obligations thereunder extinguished.

               (c) The Company shall make the Rugby Note Repayment by paying to Rugby, by wire transfer pursuant to written wire transfer instructions provided to the Company by Rugby, in immediately available funds, an amount equal to the Rugby Cash Amount and thereupon the Rugby Note, having been fully satisfied, shall be canceled and all obligations thereunder extinguished.

         2.4 Closing. The closing of the transactions contemplated by Sections
2.2 and 2.3 of this Agreement (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York at 10:00 a.m., New York City time, on the day following the day on which the Spin-Off is consummated, or at such other time as the Parties shall agree in writing. The date upon which the Closing occurs shall be referred to herein as the "Closing Date."

         2.5 Deliveries at the Closing.

               (a) At the Closing, Rugby will, or will cause Rugby USA to, deliver to the Company:

                    (i) written evidence satisfactory to Parent and the Company, in their reasonable judgment, of the consummation of the Preliminary Actions to be completed by Rugby or Rugby USA, as contemplated by Section 2.1 (with a copy to Parent);

                    (ii) the certificate of an executive officer of Rugby required to be delivered to the Company and Parent by Rugby pursuant to Section
6.4 of this Agreement (with a copy to Parent);

                    (iii) stock certificates representing all of the Rugby USA Shares endorsed in blank or accompanied by one or more duly executed stock powers;

                    (iv) the Rugby Note, marked to indicate that it has been canceled; and

                    (v) a copy, executed by a duly authorized officer of Rugby, of each of the Registration Rights Agreement and the Transition Services Agreement.


               (b) At the Closing, the Company and Parent will deliver to Rugby:

                    (i) written evidence satisfactory to Rugby, in its reasonable judgment, of the consummation of the Spin-Off and the other Preliminary Actions to be completed by Parent or the Company, as contemplated by
Section 2.1;

                    (ii) the certificates of executive officers of each of the Company and Parent required to be delivered to Rugby by the Company and Parent, respectively, pursuant to Section 6.3 of this Agreement;

                    (iii) in respect of the Company only, stock certificates representing all of the New Company Shares, issued in the name of Rugby;

                    (iv) in respect of the Company only, by wire transfer, as specified in Section 2.3(c), the Rugby Note Repayment;

                    (v) the Parent Note and the Acquisition Notes, if any, each marked to indicate that it has been canceled; and

                    (vi) in respect of the Company only, a copy, executed by a duly authorized officer of the Company, of each of the Registration Rights Agreement and the Transition Services Agreement.

               (c) At the Closing, the Company will deliver to Parent by wire transfer, as specified in Section 2.3(b), the Parent Note Repayment and the Acquisition Notes Repayment.

                                    ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

         Each of Parent and the Company hereby represents and warrants to Rugby as follows, subject and except with respect to the matters set forth in the disclosure letter delivered by Parent and the Company to Rugby on the date hereof (the "Company Disclosure Letter") and, provided that the disclosures made on any section of the Company Disclosure Letter with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the applicable section of the Company Disclosure Letter:

         3.1 Organization and Qualification; Subsidiaries.

               (a) Each of Parent and the Company and each Subsidiary of the Company (collectively, the "Company Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. For purposes of this Agreement, "Material Adverse Effect on the Company" means any change in or effect on the business, assets, properties, results of operations or financial condition of the Company or any Company Subsidiary that is or could reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair the ability of Parent or the Company to perform in any material respect their respective obligations under this Agreement or, with respect to the Company or the Registration Rights Agreement or consummate the transactions contemplated hereby or, with respect to the Company, thereby.

               (b) The Company Disclosure Letter sets forth a complete and correct list of all of the Company Subsidiaries. Neither the Company nor any Company Subsidiary holds any equity interest in any Person other than the Company Subsidiaries so listed.

         3.2 Certificate of Incorporation and By-Laws. The copies of each of Parent's and the Company's certificate of incorporation and by-laws, each as amended through the date of this Agreement, which, in the case of Parent, are incorporated by reference in Parent's annual report on Form 10-K for the year ended December 31, 1998 and which, in the case of the Company, have been previously delivered by Parent or the Company to Rugby, are complete and correct copies of those documents. The respective certificates of incorporation and by-laws of Parent and the Company and all comparable corporate organizational documents of the Company Subsidiaries are in full force and effect. Neither Parent nor the Company is in violation of any of the provisions of its certificate of incorporation or by-laws.

         3.3 Capitalization.

               (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which 200,000 shares will be designated as Series A Junior Participating Preferred Stock ("Junior Preferred Stock") and will be reserved for issuance in connection with the Rights Agreement (the "Company Rights Plan"), to be entered into between the Company and the rights agent thereunder prior to the Spin-Off. As of the date of this Agreement, (A) 1,000,000 shares of Company Common Stock were issued and outstanding, all of which shares are owned beneficially and of record by Parent and (B) no shares of preferred stock were issued or outstanding. Except as described above in this
Section 3.3(a) there are no shares of capital stock of the Company authorized, issued or outstanding. The authorized capital stock of Parent consists of 200,000,000 shares of common stock, par value $1.00 per share ("Parent Common Stock"), and 5,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). On October 15, 1999, 66,396,862 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued or outstanding. The Company has and will have as of the time of the Spin-Off and the Closing, a sufficient number of authorized shares to consummate the Spin-Off and the Exchange.

               (b) Upon consummation of the Spin-Off, restricted shares of Parent Common Stock held by employees of the Company will be canceled and replaced by restricted shares of Company Common Stock of equivalent value (the "Company Restricted Stock") granted under a stock option and restricted stock plan to be adopted by the Company ("Company Stock Plan"). Except as specifically contemplated by this Agreement and except for (i) the Company Restricted Stock referred to above and options to purchase shares of Company Common Stock aggregating not more than 4% of the outstanding Company Common Stock immediately following the Exchange to be granted to employees of the Company pursuant to the Company Stock Plan on or about the Closing Date and (ii) the rights to purchase shares of Junior Preferred Stock (the "Company Rights") to be issued in connection with the Company Rights Plan to the Company's shareholders upon consummation of the Spin-Off and to Rugby in connection with the Exchange, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company or Parent is a party or by which the Company or Parent is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating Parent or the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. The Company Disclosure Letter sets forth, as of the date of this Agreement, (x) the number of shares of restricted Parent Common Stock outstanding and held by employees of the Company, (y) the vesting schedule for such shares and (z) the conversion formula for issuing Company Restricted Stock in replacement of such shares. None of the Company Stock Options which are subject to vesting will vest as a result of the consummation of the transactions contemplated by this Agreement.

               (c) All New Company Shares, upon issuance to Rugby at Closing, will be free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens"), except as set forth in the Registration Rights Agreement, and will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. The New Company Shares will, after giving effect to the Spin-Off and the Exchange, constitute 32% of the issued and outstanding shares of Company Common Stock, excluding, for purposes of calculating the 32%, Restricted Company Stock. There are no outstanding contractual obligations of Parent, the Company or any Company Subsidiary to repurchase, redeem or acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Company or a Company Subsidiary is free and clear of all Liens.

         3.4 Authority. Each of Parent and the Company has all necessary corporate power and authority to execute and deliver this Agreement and, in the case of the Company, the Registration Rights Agreement and the Transition Services Agreement, to perform its obligations under this Agreement and, in the case of the Company, the Registration Rights Agreement and the Transition Services Agreement and to consummate the Spin-Off, the Exchange and the other transactions contemplated by this Agreement and the Registration Rights Agreement (if it is a party thereto) and the Transition Services Agreement (if it is a party thereto). The execution and delivery of this Agreement by Parent and the Company and the Registration Rights Agreement and the Transition Services Agreement by the Company and the consummation by Parent and the Company of the transactions contemplated hereby and, in the case of the Company, thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or the Company are necessary to authorize this Agreement, the Registration Rights Agreement and the Transition Services Agreement or to consummate such transactions, except that the Spin-Off has not been declared by the Board of Directors of Parent. This Agreement has been duly authorized and validly executed and delivered by Parent, and constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

         3.5 No Conflict.

               (a) The execution and delivery of this Agreement by Parent and the Company, and of the Registration Rights Agreement and the Transition Services Agreement by the Company do not, and the performance of this Agreement by Parent and the Company and of the Registration Rights Agreement and the Transition Services Agreement by the Company will not:

                    (i) conflict with or violate any provision of Parent's or the Company's certificate of incorporation or by-laws or any equivalent organizational documents of any Company Subsidiary;

                    (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to Parent, the Company or any Company Subsidiary or by which any property or asset of Parent, the Company or any Company Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company; or

                    (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent, the Company or any Company Subsidiary under any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation (collectively, "Contract") to which Parent, the Company or any Company Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

               (b) The Company Disclosure Letter sets forth a correct and complete list of Contracts to which Parent, the Company or any Company Subsidiary is a party or by which they or their assets or properties is or may be bound or affected under which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, the failure of which to be obtained, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company.

         3.6 Required Filings and Consents. The execution and delivery of this Agreement by the Company or Parent, and the Registration Rights Agreement and the Transition Services Agreement by the Company, do not, and the performance of this Agreement by the Company or Parent, and of the Registration Rights Agreement and the Transition Services Agreement by the Company, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements of the Exchange Act, applicable requirements of the Securities Act, applicable requirements of state securities or "blue sky" laws ("Blue Sky Laws"), the rules and regulations of the New York Stock Exchange, Inc., the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and receipt of the Spin-Off Ruling and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

         3.7 Permits; Compliance with Law. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the "Company Permits"), except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Parent or the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected or (ii) any Company Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

         3.8 SEC Filings; Financial Statements.

               (a) The Registration Statement on Form 10 filed by the Company under the Exchange Act in connection with the Spin-Off (the "Form 10"), as the same may be amended or supplemented from time to time (together with each other filing made or to be made by Parent, with respect to the Spin-Off, or by the Company under the Securities Act or the Exchange Act with the U.S. Securities and Exchange Commission (the "SEC") on or prior to the Closing), including any financial statements or schedules included or incorporated therein by reference,
(i) complies with the requirements of the Exchange Act applicable to the Form 10 (and the requirements of the Securities Act and/or the Exchange Act applicable to each such other document) and (ii) other than information provided by Rugby or Rugby USA for inclusion in the Form 10, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Upon completion of the Spin-Off and the Exchange, Parent and the Company shall have made all filings required to be made in connection therewith pursuant to the Securities Act and the Exchange Act, other than a Form 8-K relating to the Spin-Off and the Form 8-K to be filed in connection with consummation of the Exchange, which shall be filed at the times required by Form 8-K under the Exchange Act.

               (b) The consolidated balance sheets of the Company included or incorporated by reference in the Form 10 (and, if applicable, in each such other document referred to in Section 3.8(a)) (including the related notes and schedules) fairly presented or will fairly present, in all material respects, the consolidated financial position of the Company as of the dates set forth in that consolidated balance sheet. The consolidated statements of income and of cash flows of the Company included or incorporated by reference in the Form 10 (and, if applicable, in each such other document referred to in Section 3.8(a)) (including any related notes and schedules) fairly presented or will fairly present, in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited quarterly information, as permitted by Form 10-Q) consistently applied throughout the periods indicated.

               (c) Except as and to the extent set forth on the consolidated balance sheet of the Company at September 30, 1999 set forth in the Form 10, including the related notes, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since September 30, 1999, that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

         3.9 Absence of Certain Changes or Events. Since September 30, 1999, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, except for the transactions contemplated by this Agreement, including, without limitation, the Spin-Off, any increase in the Parent Receivable and the Parent Receivable Repayment there has not been:

               (a) any Material Adverse Effect on the Company;

               (b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any Company Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company;

               (c) any material change by the Company in its or any Company Subsidiary's accounting methods, principles or practices; or

               (d) any declaration, setting aside or payment of any dividend or distribution in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of the Company's securities.

         3.10 Employee Benefits.

               (a) Neither the Company nor any Company Subsidiary or Parent or any other trade or business, whether or not incorporated, that would be considered a single employer with any of the foregoing pursuant to Section 414(b), (c), (m), or (o) of the Code (a "Company Affiliate") maintains or contributes to or has any obligation to contribute to, or has any direct or indirect liability, whether contingent or otherwise, under any Benefit Plan, in which any employees of the Company or any Company Subsidiary (the "Company Employees") participate or accrue or have accrued any rights (individually, a "Company Plan," and collectively, the "Company Plans"). The term "Benefit Plan" shall mean any plan, program, arrangement, agreement or commitment which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

               (b) Neither the Company nor any Company Affiliate maintains or contributes to, or has within the preceding six years maintained or contributed to, or has had during such period the obligation to maintain or contribute to, or may have any liability that could reasonably be expected to result in a Material Adverse Effect on the Company with respect to, any Company Plan subject to Title IV of ERISA or Section 412 of the Code or any "multiple employer plan" within the meaning of the Code or ERISA.

               (c) With respect to each Company Plan, and except as could not reasonably be expected to result in a Material Adverse Effect on the Company (A) all payments due from the Company or any Company Affiliate to date have been made when due and all amounts properly accrued to date or as of the date of Closing as liabilities of the Company which have not been paid have been properly recorded on the books of the Company; and (B) no event has occurred in connection with which the Company or any Company Affiliate or any Company Plan, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Company Plan, including, without limitation, Section 406, 409, 502(i), 502(l) or 4069 of ERISA, or Section 4971, 4975 or 4976 of the Code.

               (d) Section 3.10(d) of the Company Disclosure Letter contains a true and complete list of each multiemployer plan (as defined in Section 4001(a)(3) of ERISA) (a "Multiemployer Plan") to which the Company or any Company Affiliate has now or in the past six years has had any liability or obligation to contribute, and (A) none of the Company or any Company Affiliates have incurred any withdrawal liability under Title IV of

ERISA which remains unsatisfied as of the date hereof, and (B) to the Company's knowledge, no such Multiemployer Plan is in reorganization or insolvent (as defined in Sections 4241 and 4245 of ERISA, respectively).

               (e) With respect to each Company Plan, and except as could not reasonably be expected to result in a Material Adverse Effect on the Company,
(A) the Company and each Company Affiliate has complied with, and each such Company Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code; (B) each such Company Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; and (C) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Company Plan or against the assets of such Company Plan.

               (f) With respect to each Company Plan, the Company has made available to Rugby a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent IRS determination letter, if applicable; (C) any summary plan description, if applicable, and for the most recent year (x) the Form 5500 and attached schedules, (y) audited financial statement and (z) actuarial valuation reports.

               (g) The completion of the transactions contemplated herein will not entitle any Company Employee or former employee to any payments or provide any acceleration of payments or provide any other rights to any Company Employee or former employee, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

         3.11 Employment and Labor Matters.

               (a) Neither the Company nor any Company Affiliate is a party to any collective bargaining agreements and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any Company Employee. There are no strikes or lockouts affecting the Company with respect to any collective bargaining units representing any Company Employee.

               (b) Neither the Company nor any Company Affiliate has violated any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees where the violation has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company.

         3.12 Contracts; Debt. Except for the Contracts listed in Section 3.12 of the Company Disclosure Letter, there is no Contract that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is or may be bound or affected, except for violations or defaults that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. Other than (x) the indebtedness to be incurred by the Company in the Debt Financing, (y) the Parent Receivable and (z) after giving effect to the Exchange, the Rugby Note, the Company and the Company Subsidiaries will as of the Closing Date, after giving effect to transactions contemplated by this Agreement, have no outstanding indebtedness for borrowed money.

         3.13 Litigation. There is no suit, claim, action, proceeding or investigation (collectively, "Claim") pending or, to the knowledge of the Company or Parent, threatened against Parent, the Company or any Company Subsidiary before any Governmental Authority that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company. None of Parent, the Company and any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company.

         3.14 Environmental Matters. Except as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect on the Company,
(i) the Company and the Company Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) there is no Claim pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environment, responsibility for investigation or remediation of contamination or damage to natural resources or health and safety (an "Environmental Claim") pending or threatened against the Company or any of the Company Subsidiaries; (iii) there is no civil, criminal or administrative judgment or notice of violation outstanding against the Company or any of the Company Subsidiaries pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environment, responsibility for investigation or remediation of contamination or damage to natural resources or health and safety; and (iv) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may prevent compliance of the Company or any of the Company Subsidiaries with Environmental Laws, or which have given rise to or could reasonably be expected to give rise to an Environmental Claim against the Company or any of the Company Subsidiaries or to Environmental Compliance Costs incurred by the Company or any of the Company Subsidiaries.

         3.15 Intellectual Property.

               (a) For purposes of this Agreement, "Intellectual Property" means all of the following as they exist in all jurisdictions throughout the world:
(i) patents, patent applications, and other patent rights; (ii) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof; (iii) copyrights, including all renewals and extensions, copyright registrations and applications for registration, and non-registered copyrights; (iv) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, "Technology"); and (v) computer software programs, including all source code, object code, and documentation related thereto (the "Software").

               (b) The Company owns, free and clear of all Liens, or has the unrestricted right to use, sell, or license, all Intellectual Property necessary to operate the business of the Company and the Company Subsidiaries as it is currently conducted ("Company Intellectual Property"), except where the absence of ownership, free and clear of all Liens, or of such rights, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

               (c) None of Parent, the Company and any Company Subsidiary has been, during the three years preceding the date of this Agreement, a party to any Claim, nor, to the knowledge of Parent or the Company, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any Company Intellectual Property, except for Claims that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. To the Knowledge of Parent and the Company, no third party is infringing upon any Company Intellectual Property, except for infringements that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

               (d) As part of the Company's Year 2000 project, the Company has established a written plan concerning the Year 2000 Compliance of all Company Critical Computer Systems (the "Company Year 2000 Plan"), details of which have been disclosed to Rugby. The Company Year 2000 Plan was established with the intention that the Company Critical Computer Systems would, before, on and following January 1, 2000, be Year 2000 Compliant in all material respects. To date the Company has implemented the Company Year 2000 Plan (insofar as it relates to the Company Critical Computer Systems) with reasonable skill and care and to the Knowledge of Parent and the Company there is no reason or circumstance why the Company Year 2000 Plan may not be fully implemented in all material respects prior to January 1, 2000; provided, that (i) the Company and each of the Company Subsidiaries undertakes the action which is anticipated of it under the Company Year 2000 Plan after the date hereof in a timely manner and with reasonable skill and care, and
(ii) no warranty is given that the Company Critical Computer Systems will be Year 2000 Compliant. For the purposes of this Agreement:

               (x) "Year 2000 Compliant" means that neither performance nor functionality is or will be affected by dates prior to, during or after the year 2000 and in particular (but without limitation):

                    (A) no value for current date causes or will cause any interruption in operation;

                    (B) date-based functionability behaves and will behave consistently for dates prior to, during and after the year 2000;

                    (C) in all interfaces and data storage, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

                    (D) the year 2000 is and will be recognized as a leap year; and

                    (E)  "Year 2000 Compliance" shall be construed accordingly;
                         and

               (y) "Company Critical Computer Systems" means all computer systems used by the Company and/or any Company Subsidiary, the failure of which reasonably could be expected to result in a Material Adverse Effect on the Company.

         3.16 Taxes. Except to the extent that failure to do so, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company, the Company and the Company Subsidiaries have filed all Tax returns and reports to be filed by them and have paid, or established adequate reserves for, all Taxes and Tax Sharing Agreement Amounts required to be paid by them. Except as, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

         3.17 Brokers. No broker, finder or investment banker other than Warburg Dillon Read (the "Parent Financial Advisor") is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Company. Prior to the date of this Agreement, the Company or Parent has made available to Rugby a complete and correct copy of all agreements between Parent or the Company and the Parent Financial Advisor under which the Parent Financial Advisor would be entitled to any payment relating to such transactions.

         3.18 Certain Statutes. The Board of Directors of the Company has taken or will take all appropriate and necessary actions to ensure that the restrictions on business combinations in Section 203 of the GCL will not have any effect on the transactions contemplated by this Agreement. No "fair price," "moratorium," "control share acquisition" or other similar state or federal anti-takeover statute or regulation (each a "Takeover Statute") is, as of the date of this Agreement, applicable to the transactions contemplated by this Agreement.

         3.19 Vote Required. No vote of the holders of any class or series of the Company's, Parent's or any Subsidiary of Parent's capital stock (other than the declaration by the Board of Directors of Crane International Holdings, Inc., the sole stockholder of the Company and a wholly owned subsidiary of Parent, of the dividend of the Company Common Stock to Parent) is necessary to approve this Agreement, the Registration Rights Agreement or the transactions contemplated hereby or thereby.

         3.20 Investment. The Company is not acquiring the Rugby USA Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. The Company, together with its directors and executive officers and advisors, is familiar with investments of the nature of the Rugby USA Shares, understands that this investment involves substantial risks, has adequately investigated Rugby USA and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risk inherent in acquiring the Rugby USA Shares, and is able to bear the economic risks of such investment.

         3.21 No Existing Discussions. As of the date hereof, neither Parent nor the Company is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any direct or indirect acquisition or purchase of any material portion of the assets of the Company (other than sales of assets of the Company in the ordinary course of business) or any class of equity securities of the Company (other than issuances of securities under the Company Stock Plan), other than the transactions contemplated by this Agreement (a "Company Acquisition").

         3.22 Title to Assets. The Company and each of its Subsidiaries has good and marketable title to its properties and assets (other than property as to which it is a lessee) except for such defects in title that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. The Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary and all leases ("Leases") of real property by the Company or any Company Subsidiary including, in the cases of Leases, the name of the lessor, the date of the Lease and each amendment to the Lease, if any, and the aggregate annual rental or other amounts payable under each Lease. All such Leases are in full force and effect and are the valid and binding obligations of the Company in accordance with their respective terms, and no default or failure to be in full force and effect and the valid and binding obligation of the Company exists thereunder, except where the existence of such default or failure, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.


                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF RUBY

         Rugby hereby represents and warrants to Parent and the Company as follows, subject and except with respect to the matters set forth in the disclosure letter delivered by Rugby to Parent and the Company on the date hereof (the "Rugby Disclosure Letter") and, provided that the disclosures made on any section of the Rugby Disclosure Letter with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the applicable section of the Rugby Disclosure Letter:

         4.1 Organization and Qualification; Subsidiaries.

               (a) Each of Rugby, Rugby USA, and each subsidiary of Rugby USA (collectively, the "Rugby USA Subsidiaries") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Rugby USA and each Rugby USA Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA. For purposes of this Agreement, "Material Adverse Effect on Rugby USA" means any change in or effect on the business, assets, properties, results of operations or financial condition of Rugby USA or any Rugby USA Subsidiary, other than with respect to the Excluded Assets and Liabilities, that is or could reasonably be expected to be materially adverse to Rugby USA and the Rugby USA Subsidiaries, other than with respect to the Excluded Assets and Liabilities, taken as a whole, or that could reasonably be expected to materially impair the ability of Rugby to perform its obligations under this Agreement or the Registration Rights Agreement or to consummate the transactions contemplated hereby or thereby.

               (b) The Rugby Disclosure Letter sets forth a complete and correct list of all of the Rugby USA Subsidiaries. Neither Rugby USA nor any Rugby USA Subsidiary holds any equity interest in any person other than the Rugby USA Subsidiaries so listed.

         4.2 Certificate of Incorporation and By-Laws. The copies of Rugby USA's articles of incorporation and by-laws and of Rugby's articles of association and memorandum of association, each as amended through the date of this Agreement, that have previously been delivered to Parent or the Company by Rugby are complete and correct copies of those documents. The comparable corporate organizational documents of the Rugby USA Subsidiaries are in full force and effect. Rugby USA is not in violation of any of the provisions of its articles of incorporation or by-laws.

         4.3 Capitalization.

               (a) The authorized capital stock of Rugby USA consists of (i) 1,000,000 Class A Common Shares, par value $50.00 per share, (ii) 10,000,000 Class B Common Shares, par value $50.00 per share, and (iii) 10,000,000 Class C Common Shares, par value $50.00 per share. As of the date of this Agreement, (A) 10 Class A Common Shares, (B) 500,000 Class B Common Shares and (C) 625,000 Class C Common Shares were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and not subject to preemptive rights and all of which are owned beneficially and of record by Rugby.

               (b) Except as provided for pursuant to this Agreement, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which Rugby or Rugby USA is a party or by which Rugby or Rugby USA is bound relating to the issued or unissued capital stock of Rugby USA or any Rugby USA Subsidiary or obligating Rugby USA or any Rugby USA Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Rugby USA or any Rugby USA Subsidiary.

               (c) All Rugby USA Shares, upon transfer and assignment to the Company as provided in Section 2.2(a), will be free and clear of all Liens and will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights. Except as specifically set forth in this Agreement, there are no outstanding contractual obligations of Rugby, Rugby USA or any Rugby USA Subsidiary to repurchase, redeem or otherwise acquire any shares of Rugby USA Common Stock or any capital stock of any Rugby USA Subsidiary. Each outstanding share of capital stock of each Rugby USA Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by Rugby USA or a Rugby USA Subsidiary is free and clear of all Liens.

         4.4 Authority. Rugby has all necessary corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and the Transition Services Agreement, to perform its obligations under this Agreement and the Registration Rights Agreement and the Transition Services Agreement and to consummate the Exchange and the other transactions contemplated by this Agreement and the Registration Rights Agreement and the Transition Services Agreement. The execution and delivery of this

Agreement and the Registration Rights Agreement and the Transition Services Agreement by Rugby and the consummation by Rugby of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action other than the passing by Rugby's shareholders at an Extraordinary General Meeting of such holders as is required by the applicable rules and regulations of the London Stock Exchange (the "Requisite Rugby Vote") and no other corporate proceedings on the part of Rugby are necessary to authorize this Agreement or the Registration Rights Agreement and the Transition Services Agreement or to consummate such transactions, other than the Requisite Rugby Vote. This Agreement has been duly authorized and validly executed and delivered by Rugby and each constitutes a legal, valid and binding obligation of Rugby, enforceable against Rugby in accordance with its terms.

         4.5 No Conflict.

               (a) Assuming the Requisite Rugby Vote is obtained, the execution and delivery of this Agreement and the Registration Rights Agreement and the Transition Services Agreement by Rugby does not, and the performance of this Agreement or the Registration Rights Agreement and the Transition Services Agreement by Rugby will not:

                    (i) conflict with or violate any provision of the memorandum or articles of association of Rugby, the articles of incorporation or by-laws of Rugby USA or any equivalent organizational documents of any Rugby USA Subsidiary;

                    (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained and all filings and obligations described in Section 4.6 have been made, conflict with or violate any foreign or domestic Law applicable to Rugby, Rugby USA or any Rugby USA Subsidiary or by which any property or asset of Rugby, Rugby USA or any Rugby USA Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA; or

                    (iii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Rugby, Rugby USA, or any Rugby USA Subsidiary under any Contract to which Rugby, Rugby USA or any Rugby USA Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA.

               (b) The Rugby Disclosure Letter sets forth a correct and complete list of Contracts to which Rugby, Rugby USA or any Rugby USA Subsidiary is a party or by which they or their assets or properties is or may be bound or affected under which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement, the failure of which to be obtained, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on Rugby USA.

         4.6 Required Filings and Consents. The execution and delivery of this Agreement and the Registration Rights Agreement and the Transition Services Agreement by Rugby does not, and the performance of this Agreement and the Registration Rights Agreement and the Transition Services Agreement by Rugby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority except (i) for the pre-merger notification requirements of the HSR Act and the applicable requirements (including obtaining the Requisite Rugby Vote) of the London Stock Exchange and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA.

         4.7 Permits; Compliance with Law. Each of Rugby USA and the Rugby USA Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Rugby USA or any Rugby USA Subsidiary to own, lease and operate its properties or to carry on its business, other than with respect to the Excluded Assets and Liabilities, as it is now being conducted (collectively, the "Rugby USA Permits"), except where the failure to have, or the suspension or cancellation of, any of the Rugby USA Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA, and, as of the date of this Agreement, no suspension or cancellation of any of the Rugby USA Permits is pending or, to the knowledge of Rugby, threatened, except where the failure to have, or the suspension or cancellation of, any of the Rugby USA Permits, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA. Neither Rugby USA nor any Rugby USA Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Rugby USA or any Rugby USA Subsidiary or by which any property or asset of Rugby USA or any Rugby USA Subsidiary is or may be bound or affected or (ii) any Rugby USA Permits, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA.

         4.8 SEC Filings; Financial Statements.

               (a) None of the information to be supplied by Rugby or Rugby USA for inclusion or incorporation by reference in the Form 10 (or any other document required to be filed with the SEC in connection with the transactions contemplated by this Agreement) will, at the time such document becomes effective, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such document, or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

               (b) The consolidated balance sheets of Rugby USA to be included in the Form 10 (and, if applicable, in each such other document referred to in Section 4.8(a)) (including the related notes and schedules) will fairly present, in all material respects, the consolidated financial position of Rugby USA, other than with respect to the Excluded Assets and Liabilities, as of the dates set forth in such consolidated balance sheets. The consolidated statements of income and of cash flows of Rugby USA to be included in the Form 10 (and, if applicable, in each such other document referred to in Section 4.8(a)) (including any related notes and schedules) will fairly present, in all material respects, the consolidated results of operations and cash flows, as the case may be, of Rugby USA, other than with respect to the Excluded Assets and Liabilities, for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with GAAP (except, in the case of unaudited quarterly information, as permitted by Form 10-Q) consistently applied throughout the periods indicated.

               (c) Except as and to the extent set forth on the consolidated balance sheet of Rugby USA, dated September 30, 1999, to be set forth in the Form 10, including the related notes, neither Rugby USA nor any Rugby USA Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in the related notes prepared in accordance with GAAP, except for liabilities that are a part of the Excluded Assets and Liabilities, for liabilities that may arise in connection with the sale of the assets comprising Rugby USA's Augusta branch, for the Rugby Note, and for liabilities or obligations incurred in the ordinary course of business since September 30, 1999 that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA.

         4.9 Absence of Certain Changes or Events. Since September 30, 1999, except as otherwise contemplated by this Agreement, Rugby USA and the Rugby USA Subsidiaries have conducted their businesses, other than the Excluded Assets and Liabilities, only in the ordinary course and in a manner consistent with past practice and, since such date, except for the transactions contemplated by this Agreement, including, without limitation, the distribution of the Rugby Note, the Rugby Cash Distribution, the Rugby Note Repayment, the sale, if consummated, of Rugby USA's Augusta branch and the Exchange, and except with respect to the Excluded Assets and Liabilities, there has not been:

               (a) any Material Adverse Effect on Rugby USA;

               (b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by Rugby USA or any Rugby USA Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on Rugby USA;

               (c) any material change by Rugby USA in its or any Rugby USA Subsidiary's accounting methods, principles or practices; or

               (d) other than the transactions described in Section 2.1, any declaration, setting aside or payment of any dividend or distribution in respect of Rugby USA Shares or any redemption, purchase or other acquisition of any of Rugby USA's securities.

         4.10 Employee Benefits.

               (a) Neither Rugby nor Rugby USA nor any Rugby USA Subsidiaries or any other trade or business, whether or not incorporated, that would be considered a single employer with any of the foregoing pursuant to Section 414(b), (c), (m), or (o) of the Code (a "Rugby USA Affiliate") maintains or contributes to or has any obligation to contribute to, or has any direct or indirect liability, whether contingent or otherwise, under any Benefit Plan in which any employees of Rugby USA or any Rugby USA Subsidiary (the "Rugby USA Employees") participate or accrue or have accrued any rights (individually, a "Rugby USA Plan", and collectively, the "Rugby USA Plans").

               (b) Neither Rugby USA nor any Rugby USA Affiliate maintains or contributes to, or has within the preceding six years maintained or contributed to, or has had during such period the obligation to maintain or contribute to, or may have any liability that could reasonably be expected to result in a Material Adverse Effect on Rugby USA with respect to, any Rugby USA Plan subject to Title IV of ERISA or Section 412 of the Code or any "multiple employer plan" within the meaning of the Code or ERISA.

               (c) With respect to each Rugby USA Plan, and except as could not reasonably be expected to result in a Material Adverse Effect on Rugby USA, (A) all payments due from Rugby USA or any Rugby USA Affiliate to date have been made when due and all amounts properly accrued to date or as of the date of Closing as liabilities of Rugby USA which have not been paid have been properly recorded on the books of Rugby USA; and (B) no event has occurred in connection with which Rugby USA or any Rugby USA Affiliate or any Rugby USA Plan, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other law, regulation or governmental order applicable to any Rugby USA Plan, including, without limitation, Section 406, 409, 502(i), 502(l) or 4069 of ERISA, or Section 4971, 4975 or 4976 of the Code.

               (d) Section 4.10(d) of the Rugby Disclosure Letter contains a true and complete list of each Multiemployer Plan to which Rugby USA or any Rugby USA Affiliate has now or in the past six years has had any liability or obligation to contribute, and (A) none of Rugby USA or any Rugby USA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied as of the date hereof, and (B) to Rugby's knowledge, no such Multiemployer Plan is in reorganization or insolvent (as defined in Sections 4241 and 4245 of ERISA, respectively).

               (e) With respect to each Rugby USA Plan, and except as could not reasonably be expected to result in a Material Adverse Effect on Rugby USA, (A) Rugby USA and each Rugby USA Affiliate has complied with, and each such Rugby USA Plan conforms in form and operation to, all applicable laws and regulations, including, but not limited to, ERISA and the Code; (B) each such Rugby USA Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; and (C) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Rugby USA Plan or against the assets of such Rugby USA Plan.

               (f) With respect to each Rugby USA Plan, Rugby has made available to the Company or Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent IRS determination letter, if applicable; (C) any summary plan description, if applicable, and for the most recent year (x) the Form 5500 and attached schedules, (y) audited financial statement and (z) actuarial valuation reports.

               (g) The completion of the transactions contemplated herein will not entitle any Rugby USA Employee or former employee to any payments or provide any acceleration of payments or provide any other rights to any Rugby USA Employee or former employee, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

         4.11 Employment and Labor Matters.

               (a) Neither Rugby USA nor any Rugby USA Affiliate is a party to any collective bargaining agreements and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent, any Rugby USA Employee. There are no strikes or lockouts affecting Rugby USA with respect to any collective bargaining units representing any Rugby USA Employee.

               (b) Neither Rugby USA nor any Rugby USA Affiliate has violated any provision of federal or state law or any governmental rule or regulation, or any order, decree, judgment or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees where the violation has resulted in or could reasonably be expected to result in a Material Adverse Effect on Rugby USA.

         4.12 Contracts; Debt. Except for the Contracts listed in Section 4.12 of the Rugby Disclosure Letter, there is no Contract that is material to the business, financial condition or results of operations of Rugby USA and the Rugby USA Subsidiaries (other than the Excluded Assets and Liabilities), taken as a whole. Neither Rugby nor any Rugby USA Subsidiary is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is or may be bound or affected, except for violations or defaults that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA. Other than the Rugby Note, Rugby USA and the Rugby USA Subsidiaries will have no outstanding indebtedness for borrowed money as of the Closing Date, after giving effect to transactions contemplated by this Agreement.

         4.13 Litigation. There is no Claim pending or, to the knowledge of Rugby, threatened against Rugby, Rugby USA or any Rugby USA Subsidiary before any Governmental Authority that, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on Rugby USA. None of Rugby, Rugby USA and any Rugby USA Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on Rugby USA.

         4.14 Environmental Matters. Except as has not resulted in and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA, (i) Rugby USA and the Rugby USA Subsidiaries are and have been in compliance with all applicable Environmental Laws; (ii) there is no Environmental Claim pending or threatened against Rugby USA or any of the Rugby USA Subsidiaries; (iii) there is no civil, criminal or administrative judgment or notice of violation outstanding against Rugby USA or any of the Rugby USA Subsidiaries pursuant to Environmental Laws or principles of common law relating to pollution, protection of the environment, responsibility for investigation or remediation of contamination or damage to natural resources or health and safety; and (iv) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may prevent compliance of Rugby USA or any of the Rugby USA Subsidiaries with Environmental Laws, or which have given rise to or could reasonably be expected to give rise to an Environmental Claim against Rugby USA or any of the Rugby USA Subsidiaries or to Environmental Compliance Costs incurred by Rugby USA or any of the Rugby USA Subsidiaries.

         4.15 Intellectual Property.

               (a) Rugby USA owns, free and clear of all Liens, or has the unrestricted right to use, sell, or license, all Intellectual Property necessary to operate the business of Rugby USA and the Rugby USA Subsidiaries (other than the business conducted with respect to the Excluded Assets and Liabilities) as it is currently conducted ("Rugby USA Intellectual Property") except where the absence of ownership, free and clear of all Liens, or of such rights, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA.

               (b) None of Rugby, Rugby USA and any Rugby USA Subsidiary has been, during the three years preceding the date of this Agreement, a party to any Claim, nor, to the knowledge of Rugby, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any Rugby USA Intellectual Property, except for Claims that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA. To the knowledge of Rugby, no third party is infringing upon any Rugby USA Intellectual Property, except for infringements that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA.

               (c) As part of Rugby USA's Year 2000 project, Rugby USA has established a written plan concerning the Year 2000 Compliance of all Rugby USA Critical Computer Systems (the "Rugby USA Year 2000 Plan"), details of which have been disclosed to Parent and the Company. The Rugby USA Year 2000 Plan was established with the intention that the Rugby Critical Computer Systems would, before, on and following January 1, 2000, be Year 2000 Compliant in all material respects. To date Rugby USA has implemented the Rugby USA Year 2000 Plan (insofar as it relates to the Rugby USA Critical Computer Systems) with reasonable skill and care and to the Knowledge of Rugby there is no reason or circumstance why the Rugby USA Year 2000 Plan may not be fully implemented in all material respects prior to January 1, 2000; provided, that (i) Rugby USA and each of the Rugby USA Subsidiaries undertakes the action which is anticipated of it under the Rugby USA Year 2000 Plan after the date hereof in a timely manner and with reasonable skill and care and (ii) no warranty is given that the Rugby USA Critical Computer Systems will be Year 2000 Compliant. For the purposes of this Agreement, "Rugby USA Critical Computer Systems" means all computer systems used by Rugby USA and/or any Rugby USA Subsidiary, the failure of which reasonably could be expected to result in a Material Adverse Effect on Rugby USA.

         4.16 Taxes. Except to the extent that failure to do so, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA, Rugby USA and the Rugby USA Subsidiaries have filed all Tax returns and reports to be filed by them and have paid, or established adequate reserves for, all Taxes and Tax Sharing Agreement Amounts required to be paid by them. Except as, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA, no deficiencies for any Taxes have been proposed, asserted or assessed against Rugby USA or any Rugby USA Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

         4.17 Brokers. No broker, finder or investment banker other than Rothschild Inc. and Schroders (collectively, the "Rugby Financial Advisors") is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement (other than the sale of Rugby USA's Augusta branch and other than with respect to the Excluded Assets and Liabilities) based upon arrangements made by or on behalf of Rugby or Rugby USA. Prior to the date of this Agreement, Rugby has made available to the Company or Parent a complete and correct copy of the relevant portions of all agreements between Rugby and each Rugby Financial Advisor under which each Rugby Financial Advisor would be entitled to any payment from Rugby USA or any Rugby USA Subsidiary relating to such transactions.

         4.18 Certain Statutes. No Takeover Statute is, as of the date of this Agreement, applicable to the transactions contemplated by this Agreement.

         4.19 Vote Required. The Requisite Rugby Vote is the only vote of the holders of any class or series of Rugby's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

         4.20 Investment. Except as contemplated by the Registration Rights Agreement, Rugby is not acquiring the New Company Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Rugby, together with its directors and executive officers and advisors, is familiar with investments of the nature of the New Company Shares, understands that this investment involves substantial risks, has adequately investigated the Company and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risk inherent in acquiring the New Company Shares, and is able to bear the economic risks of such investment.

         4.21 No Existing Discussions. As of the date hereof, neither Rugby nor Rugby USA is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any direct or indirect acquisition or purchase of any material portion of the assets of Rugby USA (other than sales of assets of Rugby USA in the ordinary course of business) or any class of equity securities of Rugby USA, other than with respect to the Excluded Assets and Liabilities, the assets comprising Rugby USA's Augusta branch and the transactions contemplated by this Agreement (a "Rugby USA Acquisition").

         4.22 Title to Assets. Rugby USA and each Rugby USA Subsidiary has good and marketable title to its properties and assets not a part of the Excluded Assets and Liabilities (other than property as to which it is a lessee) except for such defects in title that, individually or in the aggregate, have not resulted and could not reasonably be excepted to result in a Material Adverse Effect on Rugby USA. The Rugby Disclosure Letter sets forth a true and complete list of all real property owned by Rugby USA or any Rugby USA Subsidiary and all Leases by Rugby USA or any Rugby USA Subsidiary other than those a part of the Excluded Assets and Liabilities including, in the case of Leases, the name of the lessor, the date of the Lease and each amendment to the Lease, if any, and the aggregate annual rental or other amounts payable under each Lease. All such Leases are in full force and effect and are the valid and binding obligations of Rugby USA or a Rugby USA

Subsidiary, as the case may be, in accordance with their respective terms, and no default or failure to be in full force and effect and the valid and binding obligation of Rugby USA or a Rugby USA Subsidiary, as the case may be, exists thereunder, except where the existence of such default or failure, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Material Adverse Effect on Rugby USA.


                                    ARTICLE 5

                                    COVENANTS

         5.1 Conduct of Business of the Company. Except as contemplated by this Agreement, as disclosed in Section 5.1 of the Company Disclosure Letter or with the prior written consent of Rugby, which consent shall not be unreasonably withheld, during the period from the date of this Agreement to the Closing, the Parent will cause the Company to, and each of Parent and the Company will cause the Company Subsidiaries to conduct the operations of the Company and the Company Subsidiaries only in the ordinary course of business consistent with past practice and Parent and the Company will cause the Company and each Company Subsidiary to use its reasonable best efforts to preserve intact the business organization of the Company and each of the Company Subsidiaries, to keep available the services of the present officers and key employees of the Company and the Company Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in Section
5.1 of the Company Disclosure Letter, prior to the Closing, the Company will not, and will not permit any Company Subsidiary to, and Parent will not permit any of them to, without the prior written consent of Rugby, which consent shall not be unreasonably withheld:

               (a) except as contemplated by Section 5.19, adopt any amendment to the certificate of incorporation or by-laws of the Company or the comparable organizational documents of any Company Subsidiary;

               (b) except for issuances of capital stock of Company Subsidiaries to the Company or a wholly owned Company Subsidiary or pursuant to the Company Stock Plan and for the Spin-Off and the Exchange, issue, reissue, transfer or sell, or authorize the issuance, reissuance or sale of (i) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Company Common Stock outstanding on the date hereof;

               (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between the Company and any wholly owned Company Subsidiary;

               (d) except for any stock split necessary to permit the Company to complete the Spin-Off and the Exchange, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

               (e) except for (i) increases in salary, wages and benefits of officers or employees of the Company or the Company Subsidiaries in accordance with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of the Company or the Company Subsidiaries in conjunction with new hires, promotions or other changes in job status or increases in salary, wages and benefits to employees of the Company or the Company Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any Company Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable;

               (f) acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets, including capital stock of Company Subsidiaries (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, in either case in the ordinary course of business consistent with past practice), or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between a wholly owned Company Subsidiary and the Company or another wholly owned Company Subsidiary and other than acquisitions of building products warehousing and distribution businesses for cash consideration having aggregate acquisition consideration payable by the Company or a Company Subsidiary which does not exceed $15 million;

               (g) (i) other than the Debt Financing, the Parent Notes Repayment and the acquisition of the Rugby Note by acquiring the Rugby USA Shares in the Exchange, incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business,

(iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business and except for loans, advances, capital contributions or investments between any wholly owned Company Subsidiary and Company or another wholly owned Company Subsidiary, (iv) change the terms on which accounts receivable are collected other than in the ordinary course of business consistent with past practice or (v) take any action that is inconsistent with paying all payables in the ordinary course of business consistent with past practice; provided, however, that none of the foregoing or any other provision of this Agreement shall prevent intercompany advances and repayments in the ordinary course of business consistent with past practice or advances by Parent to fund acquisitions by the Company as permitted by subsection (f) of this Section 5.1.

               (h) terminate, cancel or request any material change in, or agree to any material change in any Contract which is material to the Company and the Company Subsidiaries taken as a whole, or enter into any Contract which would be material to the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practice; or make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, in excess of 150% of the capital expenditures provided for in the Company's budget for the Company and the Company Subsidiaries taken as a whole for such fiscal year (a copy of which budget has been provided to Rugby);

               (i) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP; or

               (j) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

         5.2 Conduct of Business of Rugby USA. Except as contemplated by this Agreement, as disclosed in Section 5.2 of the Rugby Disclosure Letter or with the prior written consent of Parent or the Company, which consent shall not be unreasonably withheld and except with respect to the Excluded Assets and Liabilities, during the period from the date of this Agreement to the Closing, Rugby will cause Rugby USA and each of the Rugby USA Subsidiaries to conduct its operations only in the ordinary course of business consistent with past practice and will cause Rugby USA and each Rugby USA Subsidiary to use their reasonable best efforts to preserve intact the business organization of Rugby USA and each of the Rugby USA Subsidiaries, to keep available the services of the present officers and key employees of Rugby USA and the Rugby USA Subsidiaries, and to preserve the good will of customers, suppliers and all other persons having business relationships with Rugby USA and the Rugby USA Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in Section 5.2 of the Rugby Disclosure Letter and except with respect to the Excluded Assets and Liabilities, prior to the Closing, Rugby will not permit Rugby USA or any Rugby USA Subsidiary to, without the prior written consent of Parent or the Company, which consent shall not be unreasonably withheld:

               (a) adopt any amendment to the articles of incorporation or by-laws of Rugby USA or the comparable organizational documents of any Rugby USA Subsidiary;

               (b) except for issuances of capital stock of Rugby USA Subsidiaries to Rugby USA or a wholly owned Rugby USA Subsidiary and for the Exchange, issue, reissue, transfer or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of Rugby USA Common Stock outstanding on the date hereof;

               (c) except as contemplated by Section 2.1, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between Rugby USA and any wholly owned Rugby USA Subsidiary;

               (d) split, combine, subdivide, reclassify or redeem (other than in connection with the transactions described in Section 2.1), purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

               (e) except for (i) increases in salary, wages and benefits of officers or employees of Rugby USA or the Rugby USA Subsidiaries in accordance with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of Rugby USA or the Rugby USA Subsidiaries in conjunction with new hires, promotions or other changes in job status or increases in salary, wages and benefits to employees of Rugby USA or the Rugby USA Subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from Rugby USA or any Rugby USA Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of Rugby USA or any Rugby USA Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits as they become payable or the establishment of employee benefit plans for Rugby USA Employees connected with the Excluded Assets and Liabilities as listed on Annex 1 as long as such plan or plans are substantially similar to plans currently sponsored or maintained by Rugby USA and/or Rugby USA subsidiaries (collectively, the

"Current Benefit Plans") and such plan or plans do not increase or otherwise alter any benefits earned or accrued under the Current Benefit Plans;

               (f) except as contemplated by Section 2.1, acquire, sell, lease, license, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, purchase, sale or otherwise) any assets, including capital stock of Rugby USA Subsidiaries (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of raw materials, supplies and equipment, in either case in the ordinary course of business consistent with past practice) or enter into any material commitment or transaction outside the ordinary course of business, other than transactions between a wholly owned Rugby USA Subsidiary and Rugby USA or another wholly owned Rugby USA Subsidiary and other than the sale of assets comprising Rugby USA's Augusta branch;

               (g) (i) except for incurring obligations under the Rugby Note, incur, assume or prepay any long-term indebtedness or assume any short-term indebtedness (including, in either case, by issuance of debt securities), except that Rugby USA and the Rugby USA Subsidiaries may incur, assume or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business,
(iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business and except for loans, advances, capital contributions or investments between any wholly owned Rugby USA Subsidiary and Rugby USA or another wholly owned Rugby USA Subsidiary, (iv) change the terms on which accounts receivable are collected other than in the ordinary course of business consistent with past practice or (v) take any action inconsistent with paying all payables in the ordinary course of business consistent with past practice;

               (h) except as contemplated by Section 2.1, terminate, cancel or request any material change in, or agree to any material change in any Contract which is material to Rugby USA and the Rugby USA Subsidiaries taken as a whole, or enter into any Contract which would be material to Rugby USA and the Rugby USA Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practice; or make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, for any fiscal year, in excess of 150% of the capital expenditures provided for in Rugby USA's budget for Rugby USA and the Rugby USA Subsidiaries taken as a whole for such fiscal year (a copy of which budget has been provided to Parent or the Company);

               (i) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP; or

               (j) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

         5.3 Other Actions. During the period from the date hereof to the Closing, the Parties shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the transactions contemplated by this Agreement set forth in Article 6 hereof not being satisfied.

         5.4 Notification of Certain Matters. Parent and the Company on the one hand and Rugby on the other hand shall promptly notify the other of (a) the occurrence or non-occurrence of any fact or event which could reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing, (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects or (iii) to result in, in the case of the Company or Parent, a Material Adverse Effect on the Company and, in the case of Rugby, a Material Adverse Effect on Rugby USA,
(b) any failure of the Company or Parent on the one hand and Rugby on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, (c) any notice or other material communications from any Governmental Authority in connection with the transactions contemplated by this Agreement and (d) the commencement of any suit, action or proceeding that seeks to prevent or seek damages in respect of, or otherwise relates to, the consummation of the transactions contemplated by this Agreement.

         5.5 SEC Filings.

               (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC an amendment (the "Amendment") to the Form 10 which, among other things, describes the transactions contemplated by this Agreement. The Company and Parent will consult with Rugby and its advisors in preparing the Amendment and it shall be in form and substance satisfactory to Rugby in its reasonable judgment. Substantially contemporaneously with the filing of the Amendment with the SEC, copies of the Amendment shall be provided to the New York Stock Exchange, Inc. Parent, the Company and Rugby each shall use its reasonable best efforts to cause the Form 10 to become effective as promptly as practicable. Parent and the Company shall also prepare and file with the SEC, in consultation with and as reasonably approved by Rugby, such additional documents as are required to be filed and circulated to Parent's stockholders in connection with the Spin-Off in order to satisfy the requirements of SEC Staff Legal Bulletin No. 4 ("SLB 4") regarding exemption of the Spin-Off from the registration requirements of the Securities Act (any such other documents the "Additional SEC Documents"). As promptly as practicable, subject to the requirements of the SEC, the Exchange Act and the Securities Act, Parent and the Company will cause to be distributed to

Parent's stockholders the Form 10 as amended by the Amendment (in preliminary form) and/or the Additional SEC Documents (as the Parties shall jointly determine, in their reasonable judgment and in compliance with SEC requirements including those under SLB 4) and shall use their reasonable best efforts to cause the Spin-Off to meet the other requirements of SLB 4 regarding exemption of the Spin-Off from the registration requirements of the Securities Act. Parent and the Company shall cause the Form 10 and any Additional SEC Documents to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act and (iii) the rules and regulations of the New York Stock Exchange, Inc.

               (b) No additional amendment or supplement to the Form 10 or any Additional SEC Document will be made without the approval of Rugby, which approval shall not be unreasonably withheld or delayed. Each of Parent and the Company will advise Rugby, promptly after it receives notice of the time when the Form 10 has become effective or any supplement or amendment thereto or to any Additional SEC Document has been filed, of the issuance of any stop order in connection with the Spin-Off or of any request by the SEC or the New York Stock Exchange, Inc. for amendment of the Form 10 or any Additional SEC Document or comments thereon and responses thereto or requests by the SEC for additional information.

               (c) The information supplied by Parent and the Company for inclusion in the Form 10, or any Additional SEC Document, shall not, at (i) the time the Form 10 or such Additional SEC Document is declared effective, (ii) the time the Form 10 or such Additional SEC Document is first distributed to the stockholders of Parent and (iii) the time of the Spin-Off, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the time of the Spin-Off, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by Parent or the Company that should be set forth in an amendment or a supplement to the Form 10 or any Additional SEC Document, Parent and the Company shall promptly inform Rugby. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

               (d) The information supplied by Rugby or Rugby USA for inclusion in the Amendment, any further amendment or supplement to the Form 10 or any Additional SEC Document shall not, at (i) the time the Form 10 or such Additional SEC Document is declared effective, (ii) the time the Form 10 or such Additional SEC Document is first distributed to the stockholders of Parent and
(iii) the time of the Spin-Off, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the time of the Spin-Off, any event or circumstance relating to Rugby USA or any Rugby USA Subsidiary, or their respective officers or directors, should be discovered by Rugby that should be set forth in an amendment or a supplement to the Form 10 or any Additional SEC Document, Rugby shall promptly inform Parent or the Company.

         5.6 Stockholders' Meeting. As promptly as practicable following the satisfaction of the condition set forth in Section 6.1(a), Rugby will take all action necessary to convene an extraordinary general meeting of holders of Rugby Ordinary Shares for the purpose of considering resolutions to approve the Exchange and the other transactions contemplated by this Agreement (the "Rugby Shareholders Meeting") and will distribute any required circular to such holders (the "Circular"); provided that Rugby shall not be required to hold the Rugby Shareholders Meeting unless and until the Financing Commitments have been received. Subject to Section 9.1, Rugby shall, through its Board of Directors (the "Rugby Board"), in the Circular, recommend that such holders vote in favor of the adoption of the Exchange.

         5.7 Access to Information; Confidentiality.

               (a) Except as required under any confidentiality agreement or similar agreement or arrangement to which Parent, the Company, Rugby or Rugby USA or any of their respective subsidiaries is a party or under applicable Law or the regulations or requirements of any securities exchange or quotation service or other self regulatory organization with whose rules the parties are required to comply, from the date of this Agreement to the Closing, Parent and the Company on the one hand (with respect to the Company) and Rugby on the other hand (with respect to Rugby USA) shall (and shall cause the respective Subsidiaries of the Company and Rugby USA (as the case may be) to): (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof; and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted under this Section 5.7 shall affect or be deemed to modify any representation or warranty made in this Agreement.

               (b) The Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of July 26, 1999, between Rugby and the Company, and the related letter from Parent to Rugby, dated as of September 23, 1999 (such agreement and letter, collectively, the "Confidentiality Agreement"), with respect to the information disclosed under this Section 5.7.

         5.8 Employee Benefits Matters.

               (a) As of the Closing Date, Rugby USA and its subsidiaries shall cease to be participating employers in the Rugby Group 1995 United States Savings-Related

Share Option Scheme, and Rugby shall take, or cause to be taken all such action as may be necessary to effect such cessation of participation.

               (b) With respect to all Rugby USA Employees not connected with the Excluded Assets and Liabilities as listed on Annex 1, the Company shall maintain for at least one year following the Closing employee benefit plans providing benefits that are substantially similar to those it provides the Company's own employees during such period. The Company shall grant all Rugby USA Employees credit for all service with Rugby USA or its subsidiaries or their respective predecessors prior to the Closing for all purposes for which such service was recognized by Rugby or Rugby USA, and the Company shall waive any pre-existing condition exclusions. Rugby USA Employees shall be credited with any deductible and other out-of-pocket expenses paid in the calendar year of the Closing under Rugby USA's health plans for purposes of the Company's health plans.

         5.9 Directors' and Officers' Indemnification and Insurance.

               (a) The Company agrees that all rights to indemnification now existing in favor of any director or officer of Rugby USA and the Rugby USA Subsidiaries (the "Indemnified Parties") as provided in their respective articles of incorporation or by-laws or other organizational documents, in an agreement between an Indemnified Party and Rugby USA or one of the Rugby USA Subsidiaries, or otherwise in effect on the date hereof shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing Date; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. The Company also agrees to indemnify after the Closing all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of Rugby USA or any of the Rugby USA Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, Rugby USA or any of the Rugby USA Subsidiaries, occurring prior to the Closing, including the transactions contemplated by this Agreement. Without limiting the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, and including, the Closing, after the Closing the Company will pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.

               (b) The Company shall from and after the Closing cause to be maintained in effect for not less than six years from the Closing Date the current policies of the directors' and officers' liability insurance maintained by Rugby USA; provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Closing Date; and provided, further, that the Company shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by Rugby USA prior to the date hereof and if the Company is unable to obtain the insurance required by this
Section 5.9(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

               (c) The provisions of this Section 5.9 shall be enforceable by the directors and officers of Rugby USA and the Rugby USA Subsidiaries as third party beneficiaries.

         5.10 Reasonable Best Efforts. Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, as promptly as practicable, all things necessary, proper or advisable under applicable Laws to ensure that the conditions set forth in
Article 6 are satisfied and to consummate and make effective the transactions contemplated by this Agreement including, but not limited to, (a) Parent and the Company taking all preparatory steps necessary or desirable to consummate the Spin-Off and the Exchange, including using their reasonable best efforts to obtain a Spin-Off Ruling and the completion of any required stock splits with respect to Company Common Stock, (b) Parent and the Company using their best efforts to ensure consummation, at Closing, of the Debt Financing such that net proceeds sufficient to make the Rugby Note Repayment, the Parent Note Repayment and the Acquisition Notes Repayment at Closing are received by the Company in the Debt Financing, (c) Rugby taking, and causing Rugby USA to take, all reasonable steps necessary to dispose of the Excluded Assets and Liabilities in the manner contemplated by Annex 2 and (d) subject to Section 9.1, Rugby using its reasonable best efforts to obtain the Rugby Shareholder Approval. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each Party to this Agreement shall take all such necessary action.

         5.11 Consents; Filings; Further Action.

               (a) Upon the terms and subject to the conditions hereof, each of the Parties shall use its reasonable best efforts to (i) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent, the Company or Rugby or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement, any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the transactions contemplated hereby required (A) under the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) under the HSR Act, (C) any other applicable Law, and (D) the rules and regulations of the New York Stock Exchange, Inc. The Parties shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing Party and its advisors prior to filing, and none of the Parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No Party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Authority without the consent and agreement of the other Parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

               (b) Each Party hereto shall promptly inform the others of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated by this Agreement. If any Party or any Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such Party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request. Each Party will advise the other Parties promptly in respect of any understandings, undertakings or agreements (oral or written) which such Party proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each Party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws of any Governmental Authority, including, without limitation, agreeing to sell, hold separate, divest, discontinue or limit, before or after the Closing, any assets, businesses, or interest in any assets or businesses of the Company or Rugby USA if requested by such Governmental Authority, so long as such action would not reasonably be expected to materially and adversely impact the economic or business benefits to the Company or Rugby of the transactions contemplated by this Agreement or result in a Material Adverse Effect on Rugby USA or a Material Adverse Effect on the Company.

         5.12 Company Rights Plan. Prior to the consummation of the Spin-Off, the Company shall take all action necessary to cause to become effective the Company Rights Plan, which shall be in the form attached to this Agreement as Exhibit D.

         5.13 Public Announcements. Parent and the Company on the one hand and Rugby on the other hand shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of the New York Stock Exchange, Inc. or the London Stock Exchange, in which case the issuing party shall use its reasonable best efforts to consult with the other Parties before issuing any such release or making any such public statement.

         5.14 Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the Company Common Stock to be listed on the New York Stock Exchange,

Inc. as of the time of the consummation of the Spin-Off and for the New Company Shares to be approved for listing thereon, subject to official notice of issuance, prior to the Closing.

         5.15 Expenses. Except as otherwise provided in Section 8.3, whether or not the Exchange is consummated, all Expenses incurred in connection with this Agreement and the Exchange and the other transactions contemplated hereby shall be paid by the Party incurring such Expense, except that Expenses incurred in connection with the filing fee under the HSR Act shall be shared equally by Parent and Rugby.

         5.16 Retention of Records; Cooperation in Litigation.

               (a) The Company agrees (i) to hold Rugby USA's material agreements, documents, books, records and files (including those on computer disk) ("Records") and not to destroy or dispose of any thereof for a period of six years from the Closing Date; provided, that if the Company desires to destroy or dispose of such Records during such period, it will first offer in writing at least 90 days prior to such destruction or disposition to surrender them to Rugby and if Rugby does not accept such offer within 60 days after receipt of such offer, the Company may take such action and (ii) following the Closing Date to afford Rugby and its accountants and counsel, during normal business hours, upon reasonable request, at any time, reasonable access to the Records and to Company or Company Subsidiary employees employed prior to the Closing by Rugby USA or a Rugby USA Subsidiary to the extent that such access may be requested for any legitimate purpose at no cost to Rugby (other than for reasonable out-of-pocket expenses); provided, however, that such access will not operate to cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit either party's rights of discovery under applicable Law.

               (b) Following the Closing, and to the extent reasonably necessary to permit Rugby to defend (including, without limitation, any related investigation, appeal or settlement) any lawsuit, mediation, enforcement action, arbitration, administrative hearing or other adjudicative proceeding which exists at the Closing Date or which is brought thereafter, the Company agrees to afford Rugby and its accountants and counsel, during normal business hours at no cost to Rugby other than reasonable out-of-pocket expenses, (i) reasonable access to all Company employees employed prior to the Closing by Rugby USA and all witnesses subject to the control or direction of the Company or any of its Affiliates and (ii) reasonable access to all documents and records within the custody or subject to the control of the Company relating to Rugby USA; provided, however, that such access will not operate to cause the waiver of any attorney-client, work product or like privilege; provided further, that in the event of any litigation nothing herein shall limit either party's rights of discovery under applicable Law.

         5.17 Corporate Name. For a period of two years from the Closing Date, the Company will have the nonexclusive right to operate in the United States under the name "Rugby Building Products," subject to the terms and conditions set forth in Annex 4 to this Agreement.

         5.18 Intercompany Agreements. Except for any action that would affect in any respect the transactions provided for in Article 2 and except for the Distribution Agreement, the Tax Allocation Agreement and the Employee Matters Agreement, in substantially the form attached hereto as Exhibits E, F and G, respectively, with such changes as may be agreed to by Parent and the Company and (i) in the case of changes which could reasonably be expected to be materially adverse to the Company, that are acceptable to Rugby, and (ii) in all other cases that are reasonably acceptable to Rugby, each of which will be entered into by Parent and the Company in connection with the Spin-Off (collectively, the "Spin-Off Agreements"), and except for any arrangement or agreement that any of the Spin-Off Agreements expressly provide will survive the Spin-Off, (a) Parent and the Company shall cause the termination, as of the time the Spin-Off is consummated, of all Contracts and intercompany indebtedness between Parent or any of its Affiliates (other than the Company and the Company Subsidiaries) on the one hand and the Company or a Company Subsidiary on the other hand, other than the Parent Note and the Acquisition Notes and (b) Rugby shall cause, and shall cause Rugby USA to take all action required to cause, the termination, as of the Closing, of all Contracts and intercompany indebtedness between Rugby or any of its affiliates (other than Rugby USA and the Rugby USA Subsidiaries) on the one hand and Rugby USA or a Rugby USA Subsidiary on the other hand, other than the Rugby Note and any agreements, arrangements, commitments or understandings to which any Person other than Rugby, Rugby USA and their respective Affiliates is a party.

         5.19 Officers and Directors of the Company. The Company and Parent, as sole stockholder of the Company, shall take all action necessary, including the adoption of appropriate or necessary stockholder resolutions in accordance with the Delaware General Corporation Law, to ensure that upon the Closing, the Board of Directors of the Company is composed of nine directors, three of whom shall be designated by Rugby, as provided for under the Registration Rights Agreement. Parent and the Company, through its Board of Directors, shall take all action necessary, including the adoption of appropriate Board of Directors resolutions in accordance with the Delaware General Corporation Law, to ensure that upon the Closing, the Chairman of the Board of the Company shall continue to be R. Shell Evans, the Chief Executive Officer and President of the Company shall continue to be Barry M. Kulpa and the Chief Operating Officer of the Company shall be Stephen Brown (currently the President of Rugby USA) and in that connection, Parent and the Company shall cause the by-laws of the Company to be amended, as necessary, as of the Closing, to make the position of "Chief Operating Officer" an officer of the Company reporting to the Chief Executive Officer and President of the Company.

         5.20 Exclusivity. Rugby shall not and shall cause Rugby USA not to, directly or indirectly, and shall use its best efforts to cause its officers, directors, employees, legal counsel, investment bankers and financial or other advisers not to, (i) encourage any inquiries or proposals regarding a Rugby USA Acquisition (a "Rugby USA Acquisition Proposal"), (ii) subject to Section 9.1, engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Rugby USA Acquisition Proposal or
(iii) subject to Section 9.1, agree to or approve or recommend any Rugby USA

Acquisition Proposal. Neither Parent nor the Company shall, directly or indirectly, and shall use its best efforts to cause its officers, directors, employees, legal counsel, investment bankers and financial or other advisers not to, (x) encourage any inquiries or proposals regarding a Company Acquisition (a "Company Acquisition Proposal"), (y) subject to Section 9.2, engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Company Acquisition Proposal or (z) subject to
Section 9.2, agree to or approve any Company Acquisition Proposal.

         5.21 Best Efforts. Parent and the Company shall use their best efforts to obtain the Financing Commitments and the Debt Financing, including, for purposes of this obligation, financing of the Total Cash Amount consistent with clause (i) of the definition of Total Cash Amount.

         5.22 Tax Payment. Rugby shall pay or shall cause Rugby USA to pay to the IRS, on or before the Closing Date, the Rugby Tax Amount.

         5.23 Return Filing and Preparation. The Company shall promptly prepare all returns or other reports with respect to Taxes required to be filed by or with respect to Rugby USA and the Rugby USA Subsidiaries for any taxable period (or portion thereof) ending on the Closing Date and shall present such returns to Rugby no later than 30 days prior to the due date for such returns. Thereafter the Company shall timely file such returns or cause such returns to be timely filed; provided that no such return shall be filed without Rugby's consent, which shall not be unreasonably withheld.

         5.24 Tax Refunds. The Company shall promptly pay over to Rugby any Tax refund received with respect to the assets and operations of Rugby USA and the Rugby USA Subsidiaries for periods ending on or before the Closing Date.


                                    ARTICLE 6

                              CONDITIONS TO CLOSING

         6.1 Conditions Precedent to Obligation of Parent to Consummate the Spin-Off. The obligation of Parent to consummate the Spin-Off shall be subject to the fulfillment (or waiver by Parent in writing) upon or prior to consummation of the Spin-Off of the following conditions:

               (a) Spin-Off Ruling. Parent shall have received a Spin-Off
Ruling;

               (b) Form 10. The SEC shall have declared effective the Form 10 (and/or, any Additional SEC Documents filed in compliance with Section 5.5 which are required to be declared effective by the SEC under the Securities Act or the Exchange Act) and no stop order suspending the effectiveness of the Form 10 (or any such Additional SEC

Document) shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC;

               (c) NYSE Listing. The New York Stock Exchange, Inc. or the Nasdaq Stock Market, Inc. shall have approved for listing, subject to official notice of issuance, the shares of Company Common Stock to be transferred to the stockholders of Parent in the Spin-Off;

               (d) No Injunction. No order shall have been entered and shall have remained in effect in any action or proceeding before any Governmental Authority that would prohibit or make illegal the consummation of the Spin-Off or the Exchange;

               (e) Rugby Shareholder Approval. The Requisite Rugby Vote shall have been obtained;

               (f) HSR. All applicable waiting periods under the HSR Act shall have been terminated or expired;

               (g) Financing Commitments. Parent shall have received a copy of the Financing Commitments in form and substance reasonably satisfactory to Parent; and

               (h) Governmental Consents. Any and all consents of Governmental Authorities, if any, necessary to consummate the transactions contemplated by this Agreement shall have been obtained, where the failure to obtain such consents, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company or a Material Adverse Effect on Rugby USA.

         6.2 Conditions Precedent to Obligations of the Company and Rugby. The respective obligations of each of the Company and Rugby to consummate the Exchange and the Simultaneous Transactions shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

               (a) No Injunction. No order shall have been entered and shall have remained in effect in any action or proceeding before any Governmental Authority that would prohibit or make illegal the consummation of the Exchange or the Simultaneous Transactions;

               (b) Governmental Consents. Any and all consents of Governmental Authorities, if any, necessary to consummate the transactions contemplated by this Agreement shall have been obtained, where the failure to obtain such consents, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company or a Material Adverse Effect on Rugby USA;

               (c) Rugby Shareholder Approval. The Requisite Rugby Vote shall have been obtained; and

               (d) HSR. All applicable waiting periods under the HSR Act shall have been terminated or expired.

         6.3 Additional Conditions Precedent to Obligations of Rugby. The obligations of Rugby to consummate the Exchange and the Simultaneous Transactions are also subject to the fulfillment (or waiver in writing by Rugby) at or prior to the Closing Date of the following conditions:

               (a) Representations and Warranties. Each of the representations and warranties of Parent and the Company contained in Article 3 of this Agreement shall, to the extent qualified by materiality or material adverse effect, be true and correct in all respects, in either case, and to the extent not so qualified shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties as are made as of a specified date, which shall be true and correct in all respects or all material respects, as the case may be, as of such specified date);

               (b) Covenants. All the covenants in this Agreement to be complied with and performed by Parent or the Company on or before the Closing Date shall have been duly complied with and performed in all material respects;

               (c) Officer's Certificate. A certificate to the effect that the conditions set forth in Sections 6.3(a) and (b) have been fulfilled, dated the Closing Date and signed by an authorized executive officer of each of Parent and the Company, on behalf of Parent or the Company (as the case may be), shall have been delivered to Rugby;

               (d) Spin-Off. All of the conditions set forth in Section 6.1 shall have been fulfilled and Parent shall have consummated the Spin-Off;

               (e) Ancillary Agreements. The Letter Agreement shall as of the time of Closing be in full force and effect and enforceable against the Crane Fund and the Company shall have executed and delivered to Rugby each of the Registration Rights Agreement in the form attached to this Agreement as Exhibit B and the Transition Services Agreement in the form attached to this Agreement as Exhibit C;

               (f) NYSE Listing. The Company Common Stock shall be approved for listing on the New York Stock Exchange, Inc. or the Nasdaq Stock Market, Inc., subject to official notice of issuance;

               (g) Officers and Directors. As of the Closing (i) the Board of Directors of the Company shall have nine members of which there shall include that number of persons designated to serve thereon by Rugby as is, as of its execution and delivery, required pursuant to the Registration Rights Agreement and (ii) Stephen Brown shall have been appointed Chief Operating Officer of the Company and the by-laws of the Company shall have been amended as specified in
Section 5.19; and

               (h) Financing Commitments. Rugby shall have received a copy of the Financing Commitments in form and substance reasonably satisfactory to Rugby.

         6.4 Additional Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Exchange and the Simultaneous Transactions are also subject to the fulfillment (or waiver in writing by the Company) at or prior to the Closing Date of the following conditions:

               (a) Representations and Warranties. Each of the representations and warranties of Rugby contained in Article 4 of this Agreement shall, to the extent qualified by materiality or material adverse effect, be true and correct in all respects, in either case, and to the extent not so qualified shall be true and correct in all material respects as of the Closing Date (except for such representations and warranties as are made as of a specified date, which shall be true and correct in all respects or in all material respects, as the case may be, as of such specified date);

               (b) Covenants. All the covenants in this Agreement to be complied with and performed by Rugby on or before the Closing Date shall have been duly complied with and performed in all material respects;

               (c) Officer's Certificates. A certificate to the effect that the conditions set forth in Sections 6.4(a) and (b) have been fulfilled, dated the Closing Date and signed by an authorized executive officer of Rugby, on behalf of Rugby, shall have been delivered to the Company;

               (d) Ancillary Agreements. Rugby shall have executed and delivered to the Company each of the Registration Rights Agreement in the form attached to this Agreement as Exhibit B and the Transition Services Agreement in the form attached to this Agreement as Exhibit C; and

               (e) Rugby Tax Payment. Rugby shall have performed the covenant set forth in Section 5.22.


                                    ARTICLE 7

                                 INDEMNIFICATION

         7.1 By Rugby. Subject to the terms and conditions of this Article 7, Rugby hereby agrees to indemnify, defend and hold harmless the Company and its directors, officers and employees (each a "Company Party" and collectively, the "Company Parties"), from and against all Claims and Losses asserted against, imposed upon, or incurred by any Company Party, directly or indirectly, by reason of, arising out of, or resulting from (a) the Excluded Assets and Liabilities or (b) the liabilities of Rugby USA described on Annex 5A attached hereto.

         7.2 By Parent. Subject to the terms and conditions of this Article 7, and except as otherwise specifically provided in the Spin-Off Agreements, Parent shall indemnify, defend and hold harmless the Company Parties from and against, and pay or reimburse, as the case may be, the Company Parties for, all Indemnifiable Losses (as defined on Annex 5B), as incurred or suffered by any Company Party based upon, arising out of, relating or otherwise in connection with the items described on Annex 5B attached hereto. This Section 7.2 and the Spin-Off Agreements shall be enforceable by Rugby, acting on behalf of the Company.

         7.3 Notice of Claim.

               (a) For purposes of this Article 7, the term "Indemnifying Party" when used in connection with a particular Claim or Loss shall mean the Party having an obligation to indemnify another Person with respect to such Claim or Loss pursuant to this Article 7, and the term "Indemnified Party" when used in connection with a particular Claim or Loss shall mean the Person having the right to be indemnified with respect to such Claim or Loss by another party pursuant to this Article 7.

               (b) Promptly after any Indemnified Party becomes aware of facts giving rise to a Claim by it for indemnification pursuant to this Article 7, such Indemnified Party will provide notice thereof in writing to the Indemnifying Party (a "Claim Notice") specifying the nature and specific basis for such Claim and a copy of all papers served with respect to such Claim (if any). For purposes of this Section 7.3(b), receipt by a party of written notice of any demand, assertion, claim, action or proceeding (judicial, administrative or otherwise) by or from any Person other than a Party to this Agreement which gives rise to a Claim an behalf of such party (including the commencement of any Tax audit) shall constitute the discovery of facts giving rise to a Claim by it and shall require prompt notice of the receipt of such matter as provided in the first sentence of this Section 7.3(b). The failure by an Indemnified Party to notify an Indemnifying Party shall not be a defense to any indemnification obligation unless the Indemnifying Party is able to demonstrate that actual and material prejudice was suffered by the Indemnifying Party as a result of such failure to notify. Each Claim Notice shall set forth a reasonable description of the Claim as the Indemnified Party shall then have and shall contain a statement to the effect that the Indemnified Party giving the notice is making a claim pursuant to and formal demand for indemnification under this Article 7. The Claim Notice must set forth the particular provision in this Article 7 and any related provision in this Agreement pursuant to which such indemnification claim is made.

         7.4 Third Party Claims.

               (a) If an Indemnified Party shall have any Claim asserted against such Indemnified Party by a Person that is not a Party to this Agreement (a "Third Party Claim"), the Indemnified Party promptly shall transmit to the Indemnifying Party a Claim Notice relating to such Third Party Claim. Prior to the expiration of the 45-day period following the Indemnifying Party's receipt of such notice (the "Election Period"),

Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this
Article 7 with respect to such Third Party Claim.

               (b) If an Indemnifying Party notifies an Indemnified Party within the Election Period that the Indemnifying Party does not dispute its potential liability to the Indemnified Party under this Article 7, the Indemnifying Party shall assume the defense of the Third Party Claim, at its sole cost and expense, and shall prosecute such defense diligently to a final conclusion or settle such Third Party Claim at the discretion of the Indemnifying Party in accordance with this Section 7.4(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement (in either case without the written consent of the Indemnified Party) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete and unconditional release from all liability in respect of such claim or litigation or the effect of which is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered directly or indirectly, against any Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel at the Indemnifying Party's expense in contesting any Third Party Claim that the Indemnifying Party elects to contest, including, without limitation, the making of any related counterclaim against the Person asserting the Third Party Claim or any cross-complaint against any Person. The Indemnified Party shall have the right to participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.4(b) and shall bear its own costs and expenses with respect to any such participation.

         7.5 Subrogation. In the event that any Indemnified Party has a right against a Third Party with respect to any damages, losses, costs or expenses paid to or on behalf of such Indemnified Party by an Indemnifying Party, then such Indemnifying Party shall, to the extent of such payment, be subrogated to the right of such Indemnified Party.

         7.6 Offset. Indemnity obligations of any Indemnifying Party shall be reduced by any Tax deduction, Tax credit or other Tax benefit or any insurance proceeds realized by any Indemnified Party with respect to any Claim or Loss for which the Indemnified Party seeks indemnification under this Article 7.


                                    ARTICLE 8

                                   TERMINATION

         8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

               (a) by the mutual written consent of Parent and Rugby at any time prior to the consummation of the Spin-Off and of the Company and Rugby at any time prior to the Closing;

               (b) by any Party if a final, non-appealable order to restrain, obtain or otherwise prevent the consummation of the transactions contemplated hereby shall have been entered by any Governmental Authority of competent jurisdiction;

               (c) by any Party if the Closing shall not have occurred on or before January 31, 2000 (the "Termination Date"); provided, that a Party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if the failure results primarily from the breach by such Party of any of its representations, warranties or covenants contained in this Agreement (and the Company and Parent shall be deemed a single Party for purposes of this Section 8.1(c)); and provided further that no Party may terminate this Agreement solely pursuant to this Section 8.1(c) if, prior to the Termination Date, the Spin-Off has been declared by the Board of Directors of Parent;

               (d) by any Party, if the Requisite Rugby Vote fails to be obtained at the Rugby Shareholders Meeting, including any adjournment or postponement thereof;

               (e) by Rugby, if any of the conditions set forth in Sections 6.2 or 6.3 becomes incapable of being fulfilled before the Termination Date, despite the exercise by the Parties of their reasonable best efforts to cause such condition to be fulfilled;

               (f) by Parent, if any of the conditions set forth in Section 6.1 becomes incapable of being fulfilled before the Termination Date, despite the exercise by the Parties of their reasonable best efforts to cause such condition to be fulfilled;

               (g) by the Company, if any of the conditions set forth in Sections 6.2 or 6.4 becomes incapable of being fulfilled before the Termination Date, despite the exercise by the Parties of their reasonable best efforts to cause such condition to be fulfilled;

               (h) by Parent or the Company, if (i) the Rugby Board withdraws, modifies or changes its approval or recommendation of this Agreement or the Exchange in a manner adverse to Parent or the Company or shall have resolved to do so, (ii) the Rugby Board shall have recommended to the stockholders of Rugby a Rugby USA Acquisition Proposal or shall have resolved to do so or (iii) Rugby has entered into a definitive agreement to consummate a Rugby USA Acquisition Proposal; or

               (i) by Rugby, if the Rugby Board shall, following receipt of written advice of independent legal counsel (who may be Rugby's regularly engaged independent legal counsel) that failure to so terminate would cause the Rugby Board to breach its fiduciary duties under applicable Laws or if an unsolicited proposal for a Superior Rugby USA Acquisition has been made and Rugby or Rugby USA enters into a definitive agreement to consummate such Superior Rugby USA Acquisition;

               (j) by Parent or the Company, if (x) the Board of Directors of Parent determines not to consummate the Spin-Off, (y) an unsolicited proposal for a Superior Company Acquisition has been made and (z) Parent or the Company enters into a definitive agreement to consummate such Superior Company Acquisition; or

               (k) by Rugby, if (x) the Board of Directors of Parent resolves not to consummate the Spin-Off or (y) Parent or the Company has entered into a definitive agreement to consummate a Superior Company Acquisition.

         8.2 Effect of Termination. Except as provided in Section 10.1, in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Parent, the Company or Rugby or any of their respective Representatives, and all rights and obligations of each Party hereto shall cease, subject to the remedies of the parties set forth in Section 8.3; provided, however, that nothing in this Agreement shall relieve any Party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

         8.3 Expenses Following Certain Termination Events.

               (a) Except as set forth in this Section 8.3, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.15. For purposes of this Agreement, "Expenses" consist of all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements, the preparation, printing, filing and mailing of Form 10, any Additional SEC Documents, the solicitation of the Requisite Rugby Vote and the preparation, printing, filing and mailing of documents in connection therewith and all other matters related to the closing of the transactions contemplated hereby.

               (b) If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(h), (ii) Rugby terminates this Agreement pursuant to
Section 8.1(i) or (iii) Parent, the Company or Rugby terminates this Agreement pursuant to Section 8.1(d) and within six months of termination pursuant to
Section 8.1(d) Rugby shall have entered into an agreement relating to a Rugby USA Acquisition Proposal, then Rugby shall pay to Parent $5,000,000. If Parent or the Company terminates this Agreement pursuant to Section 8.1(j) or Rugby terminates this Agreement pursuant to Section 8.1(k), then Parent shall pay to Rugby $5,000,000.

               (c) Each of the Parties agrees that the payments provided for in
Section 8.3(b) shall be the sole and exclusive remedy of the Parties upon a termination of this Agreement pursuant to Sections 8.1(d), 8.1(h), 8.1(i), 8.1(j) and 8.1(k), as the case may be, and such remedy shall be limited to the payment stipulated in Section 8.3(b); provided, however, that nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

               (d) Any payment required to be made pursuant to Section 8.3(b) shall be made not later than two business days after delivery of demand for payment by the Party receiving payment to the other Party and shall be made by wire transfer of immediately available funds to an account designated by the Party receiving payment.


                                    ARTICLE 9

                                  BOARD ACTIONS

         9.1 Rugby Board Actions. Notwithstanding any provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Rugby Board under applicable Law, as determined by the Rugby Board in good faith based on a written opinion of outside counsel or if the Rugby Board determines that an unsolicited Rugby USA Acquisition Proposal has been made which the Rugby Board determines, in good faith, based in part on the written advice of either Rugby Financial Advisor (or another U.S. or U.K. nationally recognized investment banking firm), is more favorable to Rugby and its shareholders than the Exchange from a financial point of view (a "Superior Rugby USA Acquisition"), Rugby may:

               (a) disclose to its shareholders any information required to be disclosed under applicable Law;

               (b) in response to an unsolicited request therefor, participate in discussions or negotiations with respect to, furnish information with respect to pursuant to a confidentiality agreement on terms not less favorable to Rugby USA than the Confidentiality Agreement or otherwise respond to or deal with any Person in connection with a Rugby USA Acquisition Proposal or such proposal for a Superior Rugby USA Acquisition, as the case may be;

               (c) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Exchange) a Rugby USA Acquisition Proposal or such proposal for a Superior Rugby USA Acquisition, as the case may be, or enter into an agreement with respect to a Rugby USA Acquisition Proposal or such Superior Rugby USA Acquisition, as the case may be.

         9.2 Parent Board Actions. Notwithstanding any provision of this Agreement to the contrary, if the Board of Directors of Parent (the "Parent Board") determines that an unsolicited proposal for a Company Acquisition Proposal has been made which the Parent Board determines, in good faith, based in part on the written advice of the

Parent Financial Advisor (or another U.S. nationally recognized investment banking firm), is more favorable to Parent and its shareholders than the Spin-Off and the Exchange from a financial point of view (a "Superior Company Acquisition"), Parent or the Company may:

               (a) in response to an unsolicited request therefor, participate in discussions or negotiations with respect to or furnish information with respect to pursuant to a confidentiality agreement on terms not less favorable to the Company than the Confidentiality Agreement or otherwise respond to or deal with any Person in connection with such Superior Company Acquisition; or

               (b) enter into an agreement with respect to such Superior Company Acquisition.


                                   ARTICLE 10

                                  MISCELLANEOUS

         10.1 Survival. The representations, warranties and agreements in this Agreement and in any certificate delivered under this Agreement shall terminate upon the Closing or upon the termination of this Agreement under Section 8.1, as the case may be, except that the agreements set forth in Sections 2.2, 2.3, 5.7(b), 5.8, 5.9, 5.10, 5.11, 5.15, 5.16, 5.17 and 5.18 and Articles 7 and 10
shall survive the Closing, those set forth in Sections 5.7(b), 5.15, 8.2 and 8.3 and Article 10 shall survive termination of this Agreement and those set forth in Section 5.13 shall survive for a period of one year after termination of this Agreement. Each Party agrees that, except for the representations and warranties contained in this Agreement (together with the Company Disclosure Letter and the Rugby Disclosure Letter), no Party has made any other representations and warranties, and each Party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery of disclosure to any other Party or any Party's Representatives of any documentation or other information with respect to any one or more of the foregoing.

         10.2 Waiver. Except as expressly provided in this Agreement, neither the failure nor any delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, or of any other right, power or remedy; nor shall any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy. Except as expressly provided herein, no waiver of any of the provisions of this Agreement shall be valid unless it is in writing and signed by the Party against whom the waiver is sought to be enforced.

         10.3 Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assigned or transferred in any way whatsoever by the Parties hereto except with the prior written consent of the other Parties hereto, which consent such other Parties shall be under no obligation to grant, and any assignment or attempted assignment without such consent shall have no force or effect with respect to the non-assigning Party. Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of the Parties hereto and their successors and permitted assigns.

         10.4 Notices. Any and all notices or other communications required or permitted under this Agreement shall be given in writing and delivered in Person or sent by United States certified or registered mail, postage prepaid, return receipt requested, or by overnight express mail, or by telex, facsimile or telecopy to the address of such party set forth below. Any such notice shall be effective upon receipt or three days after placed in the mail, whichever is earlier.

          If to Rugby:

               The Rugby Group PLC
               Crown House
               Rugby CV 212 DT
               England
               Attention:
               Facsimile No.:  011-44-1788-546726

          with a copy to:

               Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, NY 10019-6064
               Attention:  Toby S. Myerson, Esq.
               Facsimile No.:  (212) 757-3990.

          If to Parent:

               Crane Co.
               100 First Stamford Place
               Stamford, CT  06902
               Attention:
               Facsimile No.:  (203) 363-7295

          with a copy to:

               Kirkpatrick and Lockhart LLP
               1500 Oliver Building
               Pittsburgh, PA 15222
               Attention:  Janice C. Hartman, Esq.
               Facsimile No.:  (412) 355-6501.

          If to the Company:

               Huttig Building Products, Inc.
               14500 South Outer Forty Road
               Chesterfield, MO  63017
               Attention:
               Facsimile No.:  (314) 216-2601

          with a copy to:

               Kirkpatrick and Lockhart LLP
               1500 Oliver Building
               Pittsburgh, PA 15222
               Attention:  Janice C. Hartman, Esq.
               Facsimile No.:  (412) 355-6501.

               Any Party may, by notice so delivered, change its address for notice purposes hereunder.

         10.5 Governing Law, Venue and Waiver of Jury Trial.

               (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ANY CHOICE OF LAW RULES THAT MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. The parties irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY

RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

         10.6 Further Assurances. After the Closing each Party hereto at the reasonable request of the other Party hereto and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time, such further certificates, agreements or instruments of conveyance and transfer, assumption, release and acquittance and shall take such other action as the other Party hereto may reasonably request, to consummate or implement the transactions contemplated by this Agreement.

         10.7 Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or enforceable provision were omitted. If any provision is inapplicable to any Person or circumstance, it shall, nevertheless, remain applicable to all other Persons and circumstances.

         10.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

         10.9 Construction. Any section headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof. No provision of this Agreement will be interpreted in favor of, or against, any Party by reason of the extent to which any such Party or its counsel participated in the doing thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         10.10 Entire Agreement; Amendment. This Agreement, the Ancillary Agreements, the Company Disclosure Letter, the Rugby Disclosure Letter, the exhibits and annexes hereto, each of which is deemed to be a part hereof, and any other agreements, instruments or documents executed and delivered by the Parties (or their Subsidiaries) pursuant to the express terms of this Agreement or the Ancillary Agreements, constitute the entire agreement and understanding between the Parties, and it is understood and agreed that all previous undertakings, negotiations and agreements between the Parties regarding the subject matter hereof are merged herein. This Agreement may not be modified orally, but only by an agreement in writing signed by each of the Parties.

         10.11 No Third Party Beneficiaries. Except as provided in Sections 5.9 and 7.2, nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall not be construed as a third party beneficiary contract.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement on the date first written above.

                                   THE RUGBY GROUP PLC


                                   By: /s/ D.A. Harding
                                   --------------------
                                        Name:  D.A. Harding
                                        Title: Group Finance Director


                                   CRANE CO.


                                   By: /s/ R.S. Evans
                                   ------------------
                                        Name:  R.S. Evans
                                        Title: Chairman & CEO


                                   HUTTIG BUILDING PRODUCTS, INC.


                                   By: /s/ B.J. Kulpa
                                   ------------------
                                        Name:  B.J. Kulpa
                                        Title: President & CEO

                                                                         Annex 1


                         EXCLUDED ASSETS AND LIABILITIES


     "Excluded Assets and Liabilities" means the Excluded Assets (as defined below) and the Excluded Liabilities (as defined below). Capitalized terms used herein without definition shall have the meaning ascribed to them in the Share Exchange Agreement, dated October 19, 1999, among Rugby, Parent and the Company, to which this Annex 1 is attached.

          A. Excluded Assets. "Excluded Assets" means all the right, title and interest of Rugby, Rugby USA, and any of the Rugby USA Subsidiaries in and to all of the assets, properties, rights and contractual rights directly and primarily related to or used in each of the Excluded Businesses (as defined below) of Rugby Building Products, Inc. Without limiting the foregoing, the Excluded Assets shall include, for each Excluded Business:

               1. all furnishings, furniture, fixtures, office supplies, vehicles, equipment, computers, and other tangible personal property;

               2. all accounts receivable and related deposits, security, or collateral therefor, including recoverable customer deposits;

               3. all Rugby USA Intellectual Property, the rights to sue for, and remedies against, past, present, and future infringements thereof, and the rights of priority and protection of interests therein under applicable laws;

               4. all copies of marketing brochures and materials and other printed or written materials in any form or medium;

               5. all rights under all warranties, representations, and guarantees made by suppliers, manufacturers, and contractors in connection with the operation of the Excluded Businesses;

               6. all Rugby USA Permits;

               7. all Contracts, including without limitation, the Employment Agreement effective September 1, 1987 with Andy Shier;

               8. all books and records, including, without limitation, data processing records, employment and personnel records, customer lists, files, and records, advertising and marketing data and records, credit records, records relating to suppliers and other data;

               9. all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items (and, in each case, security interests from third parties relating thereto);

               10. all goodwill relating to the Excluded Assets and the Excluded Businesses;

               11. all Software and computer databases used by the Excluded Businesses, whether owned, licensed (subject to applicable restrictions), leased, or internally developed;

               12. all written leases and subleases, including all amendments and modifications thereto, for the real property location of the Excluded Businesses;

               13. all telephone numbers used in the conduct of the Excluded Businesses;

               14. all raw materials, work in process, and finished goods;

               15. all cash; and

               16. all accounts, reserves or other assets relating to benefits for or with respect to any employees or former employees of the Excluded Businesses (including any beneficiaries of such employees) under any applicable employee benefit plans, programs, policies or arrangements.


          B. Excluded Liabilities. "Excluded Liabilities" shall mean any liabilities, commitments or obligations of Rugby, Rugby USA, and any of the Rugby USA Subsidiaries of any kind or nature whatsoever, primarily and directly attributable to the Excluded Businesses, Rugby USA's Pioneer business or any other business of Rugby USA or a Rugby USA Subsidiary previously disposed of or Rugby USA's Augusta branch if it is disposed of, on or prior to the Closing Date.

          C. Excluded Businesses. "Excluded Businesses" means the businesses of Rugby USA or any Rugby USA Subsidiary conducted at each of the locations listed below:

          1.   400 Indeco Boulevard, Atlanta, Georgia;
          2.   108 Bodwell Street, Avon, Boston, Massachusetts;
          3.   3820 North Carnation, Franklin Park, Chicago, Illinois;
          4.   4541 Leston Avenue, Dallas, Texas;
          5.   2829 Awaawaloa Street, Honolulu, Hawaii;
          6.   599 Garden Oaks Boulevard, Houston, Texas;
          7.   254 South Kitley, Suite A, Indianapolis, Indiana;
          8.   4545 West Diablo, Las Vegas, Nevada;
          9.   60 Joseph Street, Moonachie, New Jersey;

          10.  59-18 56th Road, Maspeth, New York;
          11.  2345 South 16th Avenue, Phoenix, Arizona;
          12.  2855 South Reservoir, Pomona, California;
          13.  10739 North IH35, San Antonio, Texas;
          14.  8655 Production Avenue, San Diego, California;
          15.  5501A Airport Boulevard, Tampa, Florida;
          16.  1440 South Priest, Suite 103, Tempe, Arizona;
          17.  5935 Broadway, Denver, Colorado;
          18.  3477 Mercantile, Sacramento, California
          19.  26308-12 Corporate Avenue, Hayward, California;
          20.  570 Lake Cook Road, Deerfield, Illinois;
          21.  15 Constitution Drive, Bedford, New Hampshire; and
          22.  3235 NW 62nd Street, Miami, Florida.

                                                               December 14, 1999
                                         Annex 2 to the Share Exchange Agreement



            MANNER OF DISPOSITION OF EXCLUDED ASSETS AND LIABILITIES

Ruby USA may dispose of1 the Excluded Assets and Liabilities prior to consummation of the Exchange in either of the following ways:

1. The Excluded Assets and Liabilities would be sold outright to a third party in an asset purchase and sale transaction (either directly or following contribution of the Excluded Assets and Liabilities to a newly-formed entity).

2.   Alternatively:

          a. Ruby would create a wholly owned British Virgin Islands corporation ("BVI Sub"), to which it would contribute shares of Ruby USA approximately equal to the value of the Excluded Assets and Liabilities.

          b. Ruby USA would distribute the Excluded Assets and Liabilities to BVI Sub in exchange for all shares of Ruby USA held by BVI Sub.

Any such transaction shall be effected pursuant to documentation in form and substance reasonably satisfactory to Parent.


-------------------------
1    If, for any reason, Ruby USA or the Ruby USA Subsidiaries cannot delegate a liability as part of the Excluded Assets and Liabilities, Ruby will nonetheless indemnify the Company in respect of such liability, and no such inability to delegate such liability shall be deemed a violation of any provision of the Agreement.

                                                                         Annex 3



              LIST OF PERSONS FOR PURPOSES OF DETERMINING KNOWLEDGE


1.   Crane

     a.   R.S. Evans
     b.   Augustus I. DuPont
     c.   David S. Smith


2.   Huttig

     a.   Barry J. Kulpa
     b.   Greg D. Lambert


3.   Rugby

     a.   David A. Harding
     b.   Andrew Walker
     c.   Matthew Topham
     d.   Stephen Brown
     e.   Michael Clarke

     1

                                                                         Annex 4



                     TERMS AND CONDITIONS REGARDING USE OF
                         "RUGBY BUILDING PRODUCTS" NAME


     1. Grant of License. (a) Subject to the terms and conditions set forth in this Annex 4, Rugby hereby grants to the Company, and the Company hereby accepts a royalty-free license that shall be exclusive when used in relation to the Company lines of business throughout the United States of America (the "Territory") during the Term (as defined below) to use in connection with the Company's business the name, service mark and trademark "Rugby Building Products" (the "Mark"), which, along with any registrations therefor, is owned by Rugby and which Rugby has the right to license to the Company as provided herein. For purposes of this Paragraph 1, the term "Company's business" shall mean the business of the Company as conducted on the date of this Agreement and "Company lines of business" shall mean the lines of business conducted by the Company on the date hereof. The Company shall have no right to sublicense any of the Company's rights under this Agreement without the prior written consent of Rugby. Nothing herein shall be deemed to prohibit Rugby or any of its affiliates from using the Mark for its or their own benefit or from granting a license or any other right in and to the Mark to any other Person for use in any other context in the Territory.

          (b) The license granted to the Company hereunder is limited to the right to use the Mark in its full form (i.e., "Rugby Building Products") and the Company shall have no right to use the name or trademark "Rugby" apart from the Mark, nor shall the Company have any right to use any derivative or variation of the Mark which contains the word "Rugby."

     2. Term. This Agreement shall remain in effect for a term (the "Term") commencing as of the date hereof and two (2) years thereafter.

     3. Quality Control. The Company agrees that the goods and services provided, advertised, or marketed with or in connection with the Mark shall be of a consistent and high standard of quality, commensurate with the prestige of the Mark as used in connection with the Company's business. Upon the request of Rugby, the Company shall provide Rugby with samples of brochures, stationery and other materials bearing the Mark to enable Rugby to evaluate the quality of such services. The Company shall cooperate fully with Rugby with respect to the maintenance of the foregoing standards and agrees to promptly make any changes to the materials bearing the Mark, including, without limitation, advertising or marketing material, as Rugby reasonably requests in order to achieve compliance with such standards.

     4. Use of the Mark. The Company acknowledges that Rugby owns all legal right, title and interest in and to the Mark and agrees that all uses of the Mark (and any goodwill resulting from such uses) shall inure solely to the benefit of Rugby. The Company hereby assigns to Rugby all rights in and to the Mark acquired by the Company by operation of law or otherwise as a result of any such use.

     2

     5. Further Assurances. Rugby and the Company agree to cooperate to the extent reasonably necessary, each at its own expense, to effect the terms of this Agreement, including, by way of example and not limitation, executing and filing all necessary papers in the trademark offices throughout the world, notifying each other of potential infringements of the Mark, and cooperating in any litigation concerning the Mark.

     6. Termination.

          (a) The license granted pursuant to Paragraph 1 above shall be terminable at the election of Rugby following any material breach of the provisions of this Annex 4 (including, without limitation, a breach of Paragraph 3 of this Annex 4) that is not cured within thirty (30) days following written notice from Rugby.

          (b) Upon the expiration or termination of the license granted pursuant to Paragraph 1 of this Annex 4 above, all of the rights of the Company thereunder shall immediately terminate and automatically revert to Rugby. Upon such expiration or termination, the Company shall (i) immediately discontinue all use of the Mark or any variation or simulation thereof and (ii) promptly deliver to Rugby, destroy or otherwise dispose of (as Rugby in its reasonable discretion shall direct) all materials bearing or incorporating the Mark. All costs associated with complying with this Paragraph 6(b) shall be borne by the Company.

                                                               December 14, 1999
                                        Annex 5A to the Share Exchange Agreement



                         CERTAIN LIABILITIES OF RUBY USA

1. The liabilities referred to in Section 7.1(b) of the Agreement to which this Annex is attached shall consist of the Excluded Liabilities, whether or not actually disposed of, set forth in Annex 1.

2. Any liabilities incurred in connection with any untrue statement of a material fact made by Rugby USA contained in the Form 10, or any omission or alleged omission to state in such sections a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3. Any liabilities for taxes incurred by Rugby USA and any Rugby USA subsidiary arising out of, or in connection with (1) any disposition of the Excluded Assets and Liabilities, (2) the creation, issuance or repayment of the Rugby Note, and (3) any amount by which the Rugby USA and the Rugby USA Subsidiaries Taxes due for the period beginning January 1, 1999 and ending on the Closing Date exceed the Rugby Tax Amount (as defined in the Share Exchange Agreement dated October 19, 1999 among Rugby, Parent and the Company, to which this Annex 5A is attached).

4. Any liabilities for bonus compensation, whether long term, short term or stay-related, paid or payable by Rugby USA or a Rugby USA Subsidiary with respect to the closing of the Share Exchange Agreement referenced in paragraph 3 above or the year ending December 31, 1999.

                                                                        Annex 5B



                       CERTAIN LIABILITIES OF THE COMPANY


     Capitalized terms used herein without definition shall have the meaning ascribed to them in the Share Exchange Agreement, dated October 19, 1999, among Ruby, Parent and the Company, to which this Annex 5B is attached.

     Parent agrees to indemnify, defend and hold harmless the Company Parties from and against all Indemnifiable Losses (as defined below) asserted against, imposed upon or incurred by any Company Party, directly or indirectly, by reason of, arising out of, or resulting from:

          1. the businesses of Parent and any subsidiary of Parent and their respective predecessors (excluding the Company Group and excluding the Building Products Business), engaged in, at or prior to the date of the Spin-Off, whether such Indemnifiable Losses are based upon, arise out of or relate to or are otherwise in connection with events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the date of the Spin-Off;

          2. the assets owned by Parent and any subsidiary of Parent immediately prior to the date of the Spin-Off, other than those that are used primarily in or relate primarily to the Building Products Business, and the Liabilities of Parent or any Parent subsidiary as of the date of the Spin-Off (including, without limitation, the failure by Parent or any other member of the Parent Group to pay, perform or otherwise discharge such Liabilities in accordance with their terms), other than (i) all Liabilities of any member of the Company Group under any Spin-Off Agreement, (ii) all Liabilities for which any member of the Company Group is made responsible pursuant to any Spin-Off Agreement and (iii) all Liabilities based upon, arising out of, relating to or otherwise in connection with the Building Products Business and the assets that are used primarily therein or relate primarily thereto, whether based upon, arising out of, relating to or otherwise in connection with events, actions, occurrences, omissions, circumstances or conditions occurring, existing or asserted before, at or after the date of the Spin-Off;

          3. any untrue statement or alleged untrue statement of a material fact made by Parent or any of its affiliates (excluding the Company and the Company Subsidiaries) contained in the Form 10 or any Additional SEC Document, or any omission or alleged omission to state in such sections a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; but only in each case with respect to information relating to the Parent Group provided by Parent expressly for use in the Form 10;

          4. the breach by any member of the Parent Group of any agreement or covenant contained in any Spin-Off Agreement which does not by its express terms expire at the date of the Spin-Off; or

          5. the enforcement by the Company Parties of their rights to be indemnified, defended and held harmless under the Spin-Off Agreements and
Section 7.2 of the Share Exchange Agreement.

     For purposes of this Annex 5B only, the following terms shall have the following meanings:

     "Actions" means, with respect to any Person, any actual or threatened or future action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any claims or other legal matters that have been or may be asserted by or against, or otherwise affect, such Person.

     "Affiliate" means, with respect to Parent, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Parent; provided, however, that for purposes of this Annex 5B, following the Spin-Off no member of the Company Group shall be deemed to be an Affiliate of Parent. For purposes of the immediately preceding sentence, the term "control" (including, with correlating meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

     "Building Products Business" means (i) the business engaged in at all times prior to the Spin-Off by the Company Group of distribution and manufacturing of doors, windows, millwork and other building products and activities related thereto, and (ii) Former Businesses managed or operated with any of the foregoing or operationally or otherwise related to any of the foregoing.

     "Company Group" means the Company and its subsidiaries, Rondel's, Inc. and CIPCO Inc.

     "Contracts" means agreements, leases, contracts, memoranda of understanding, letters of intent, sales orders, purchase orders, open bids and other commitments and all rights therein and Liabilities thereunder, including, without limitation, in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

     "Former Business" means any corporation, partnership, entity, division, business unit, business, assets, plants, product line, operations or contract (including, without limitation, any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) by any member of the Pre-Distribution Group or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part) by any member of the Pre-Distribution Group.

     "Governmental Entity" means any government or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, whether Federal, state, local, domestic, foreign or international.

     "Indemnifiable Losses" means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including, without limitation, the costs and expenses of any and all Actions; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties recovered by a third party with respect thereto; out-of-pocket expenses and reasonable attorneys', accountants' and other experts' fees and expenses reasonably incurred in investigating, preparing or defending against any such Actions or in asserting, preserving or enforcing a Company Party's rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Actions).

     "Liabilities" means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, those arising out of any contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including, without limitation, all costs and expenses relating thereto and those claims, debts, liabilities, commitments and obligations arising under any law, rule, regulation, Action, order or consent decree of any Governmental Entity or any award of any arbitrator of any kind, and those arising under any Contract.

     "Lien" means any lien, security interest, pledge, mortgage, charge, restriction, claim, retention of title agreement or other encumbrance of whatever nature.

     "Parent Group" means Parent and its Affiliates, whether now or hereafter existing, other than members of the Company Group.

     "Person" means any individual, partnership, joint venture, corporation, limited liability entity, trust, unincorporated organization or other entity (including, without limitation, a Governmental Entity).

     "Pre-Distribution Group" means (i) each of Parent, the Parent subsidiaries existing immediately prior to the Spin-Off (including, without limitation, members of the Company Group) and the former Crane subsidiaries, (ii) each of the predecessors of each of the foregoing and (iii) each of the present and former subsidiaries and other Affiliates of each of the foregoing, and their predecessors.

     "Taxes" means all forms of taxation, whenever created or imposed, and whether imposed by a local, municipal, governmental, state, foreign, federal or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, wage withholding, employment, excise, occupation, unemployment insurance, social security, business license, business organization, stamp, environmental, premium and property taxes, together with any related interest (including the actual interest that would have accrued if there were no netting of Taxes), penalties and additions to any such tax, or additional amounts imposed by any governmental or quasi-governmental body exercising any taxing authority or Tax regulatory authority upon the Parent Group or the Company Group.

     "Third Party Claim" means a claim or demand against the Company by any Person other than Parent (or an Affiliate thereof) as to which Parent may be obligated to provide indemnification pursuant to this Annex 5B.